As Filed with the Securities and Exchange Commission September 10, 2002
                                                      Registration No. 333-65864


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                         (Pre-Effective Amendment No. 3)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          GLOBAL MEDICAL HOLDINGS, INC.
                 (Name of small business issuer in its charter)

         Nevada                           5047                     65-0822997
  (State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         16553 Turquoise Trail, Weston, FL 33331, telephone 954-349-4693
          (Address and telephone number of principal executive offices)

                   Walter P. Scholler, 16553 Turquoise Trail,
                    Weston, FL 33331, telephone 954-349-4693
                     (Name, address and telephone number of
                               agent for service)

                                   Copies to:
                            Stephen B. Schneer, Esq.
                          605 Third Avenue, 11th Floor
                             New York City, NY 10158
                             Telephone: 212-972-1100
                             Facsimile: 212-983-5271

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: |x|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of each class  Amount       Proposed          Proposed          Amount of
of securities to be   to be    maximum offering  maximum aggregate  registration
   registered       registered  price per unit    offering price(1)     fee
--------------------------------------------------------------------------------
Common stock,        600,000       $0.50              $300,000          $198.20
$0.001 par value
per share
--------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                  Subject To Completion, Dated August ___, 2002

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                600,000 Shares of
                          Global Medical Holdings, Inc.
                                  Common Stock

         eSAFETYWORLD, Inc. is distributing to its stockholders of record on the record date of [___________], 2002, 600,000 shares of common stock of Global Medical Holdings, Inc. The dividend distribution will be pro rata to the eSAFETYWORLD stockholders based on the number of shares owned by each. eSAFETYWORLD stockholders will receive one Global Medical share for each five shares held. Fractional shares will be rounded to the nearest whole share. eSAFETYWORLD will send Global Medical stock certificates to the eSAFETYWORLD stockholders on about [__________], 2002. Global Medical will not receive any proceeds from the distribution of the shares.

         This prospectus also relates to the resale of 600,000 shares of Global Medical Holdings, Inc. common stock by the stockholders named under the caption "Selling Stockholders." The selling stockholder may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price ranging from $.50 to $.75 per share until a trading market develops in the Global Medical common stock, at which time the selling stockholder may sell shares at market prices, which may vary, or at negotiated prices. The selling stockholders will receive all of the proceeds from the sale of shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares.

         eSAFETYWORLD stockholders are not required to take any action to receive their shares of Global Medical common stock. No consideration will be paid by holders of eSAFETYWORLD common stock for shares of Global Medical common stock. Because of eSAFETYWORLD's role in the Distribution, it is deemed to be a statutory "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

         Global Medical is a startup company with no revenues or operating funds. There currently is no public market for the shares of Global Medical common stock, and neither eSAFETYWORLD nor Global Medical can assure that a trading market will ever develop. Global Medical is applying to have its common stock quoted on the Over-the-Counter Bulletin Board, which is referred to as the OTCBB under the symbol "GMHC" effective at or shortly after the time of the Distribution. It is likely that Global Medical's stock will be considered to be a penny stock if it is quoted on the OTCBB. The penny stock rules generally require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased before a trade involving a penny stock is executed.

        The ownership of Global Medical common stock involves significant risks. See "Risk Factors" beginning on page [__].

     ----------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is August ____, 2002.

             This information does not constitute an offer to sell or the solicitation of an offer to buy any securities.

                                TABLE OF CONTENTS

TABLE OF CONTENTS..............................................................i
SUMMARY........................................................................1
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS....................................................10
THE DISTRIBUTION..............................................................10
LEGAL MATTERS.................................................................17
RELATIONSHIP OF eSAFETYWORLD AND GLOBAL MEDICAL
 BEFORE AND AFTER THE DISTRIBUTION............................................17
DIVIDEND POLICY...............................................................17
CAPITALIZATION................................................................17
GLOBAL MEDICAL'S BUSINESS.....................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN
OF OPERATIONS.................................................................26
GLOBAL MEDICAL'S MANAGEMENT...................................................30
DESCRIPTION OF GLOBAL MEDICAL'S CAPITAL STOCK.................................32
SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................36
SELLING STOCKHOLDERS..........................................................36
PLAN OF RESALE................................................................37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................38
LEGAL MATTERS.................................................................39
EXPERTS.......................................................................39
AVAILABLE INFORMATION.........................................................39
INDEX TO FINANCIAL STATEMENTS.................................................41
PART II.......................................................................52
INFORMATION NOT REQUIRED IN PROSPECTUS........................................52
SIGNATURES....................................................................56

                                     SUMMARY

         The following is a summary of certain information contained in this document. While this summary provides an accurate description of all material information included in this document, it is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this document. The summary also addresses various questions that you may have about the pro rata dividend distribution to eSAFETYWORLD stockholders of 600,000 shares of Global Medical common stock by eSAFETYWORLD. We refer to this dividend distribution in this document as the "Distribution." This prospectus also relates to the resale of these 600,000 shares of common stock by the stockholders named under the caption "Selling Stockholders."


Q1:      What is the Distribution?

A: The Distribution is the method by which eSAFETYWORLD will distribute shares held by it in Global Medical as a dividend to eSAFETYWORLD's stockholders resulting in Global Medical becoming a publicly-held company with approximately 1,000 stockholders. Following the completion of the Distribution, Global Medical will comply with the periodic filing requirements of the Securities Exchange Act of 1934. This means that stockholders will have access to quarterly financial information and audited financial information at the conclusion of each fiscal year.

         According to the terms of the Distribution, eSAFETYWORLD will distribute to its stockholders, as of the close of business on [______________], 2002, in a dividend, one share of Global Medical common stock for every five shares of eSAFETYWORLD common stock held on [______________], 2002. Of the shares distributed by eSAFETYWORLD, 35.7% will be distributed to stockholders who are considered affiliates of eSAFETYWORLD, and the remainder will be distributed to stockholders who are not considered affiliates of eSAFETYWORLD. No shares are being distributed to affiliates of Global Medical.

         There is currently no trading market for Global Medical's shares, and no assurances can be given that a trading market will ever develop for the shares.

         This prospectus also relates to the resale of 600,000 shares of Global Medical Holdings, Inc. common stock by the stockholders named under the caption "Selling Stockholders."

Q2:      What is Global Medical?

A: Global Medical is a development stage company with no revenues or resources that was incorporated in March 1998 and intends to provide management and administrative services to medical practices and eventually to develop and manage diagnostic testing and outpatient stereotactic radiosurgery and oncology centers.

Q3:      Why is eSAFETYWORLD effecting the Distribution?

A: eSAFETYWORLD is effecting the Distribution because it believes that Global Medical has a potentially good business plan and the Distribution may provide eSAFETYWORLD's stockholders with a potential source of liquidity. eSAFETYWORLD stockholders should be aware that there is currently no market for Global Medical shares, and a market for those shares may never develop. If no market develops, eSAFETYWORLD shareholders will not realize any liquidity from the receipt of Global Medical shares.

Q4:      What is the tax effect of the Distribution?

A: Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that eSAFETYWORLD has current or accumulated earnings and profits. eSAFETYWORLD did not have any earnings and profits at May 31, 2002. The fair market value of Global Medical's shares will be established by trading that develops immediately after the Distribution with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops. eSAFETYWORLD has agreed to accept 600,000 shares of Global Medical's common stock in settlement of services with a negotiated value of $300,000, which equates to a value of $0.50 per share. There can be no assurances that this price will in any way reflects the price at which Global Medical's shares will trade after the effectiveness of this registration statement.

         The foreign, state and local tax consequences of receiving the Distribution may differ materially from the federal income tax consequences described above. Stockholders should consult their tax advisor.

Q5:      What will eSAFETYWORLD stockholders receive in the Distribution?

A: In the Distribution, eSAFETYWORLD stockholders will receive one share of Global Medical common stock for every five shares of eSAFETYWORLD common stock they own on [______________], 2002. Immediately after the Distribution, eSAFETYWORLD's stockholders will still own their shares of eSAFETYWORLD common stock. Shares of eSAFETYWORLD common stock will represent stockholders' interests in the business of eSAFETYWORLD, and shares of Global Medical common stock that stockholders receive in the Distribution will represent their interests in the Global Medical business.

Q6:      What happens to eSAFETYWORLD shares after the Distribution?

A: After the Distribution, shares of eSAFETYWORLD common stock will continue to represent ownership of the businesses of eSAFETYWORLD and will continue to be traded under the ticker symbol "SFTY."

Q7:      What does an eSAFETYWORLD stockholder need to do now?

A: eSAFETYWORLD stockholders do not need to take any action. The approval of the eSAFETYWORLD stockholders is not required to effect the Distribution, and eSAFETYWORLD is not seeking a proxy from any stockholders. eSAFETYWORLD stockholders should not send in their eSAFETYWORLD share certificates to effect the Distribution. eSAFETYWORLD stockholders will automatically receive their shares of Global Medical common stock shortly following the Distribution.

Why You Were Sent this Document

         eSAFETYWORLD sent you this document because you were an owner of eSAFETYWORLD common stock on [______________], 2002. Holders of record of eSAFETYWORLD common stock, as of the close of business on [______________], 2002, will be entitled to receive a pro rata distribution of one share of Global Medical for every five shares of eSAFETYWORLD common stock held. No action is required on your part to participate in the Distribution, and you are not required to pay cash or other consideration to receive your Global Medical shares. No stockholder approval of the Distribution is required or sought. Global Medical is not asking you for a proxy, and you are requested NOT to send a proxy.

         This document describes Global Medical's business and how this transaction benefits eSAFETYWORLD's stockholders. This document also provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Global Medical shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and Global Medical's business.

Summary of Global Medical's Business

         Global Medical is a development stage company with no revenues or resources that was incorporated under the laws of the State of Nevada in March 1998. To date, all of its activities have involved developing and refining its business strategy and plan and in preliminary investigations of opportunities for initiating operations. Global Medical has not generated any revenues. Global Medical intends to provide management and administrative services to medical practices and to develop and manage diagnostic testing and outpatient stereotactic radiosurgery and oncology centers.

         Global Medical estimates that it will require up to $250,000 to initiate its planned activities, but has no credit facilities or other commitments for debt or equity financing. Global Medical anticipates that it will require equity or other funding for various initial operating and administrative costs and expenses related to providing management and administrative services, as well as additional equity and debt or lease financing for equipment and other facilities required for outpatient medical centers. Global Medical estimates $250,000 of initial equity will permit it to initiate activities. Global Medical has initiated preliminary contacts with possible private sources of capital outside the United States, but has no arrangement or commitment from any person for any of the financing it may need nor has it engaged any person or entity to undertake efforts on its behalf. Global Medical will seek venture or angel capital immediately upon the effectiveness of this registration statement and may engage the services of an investment banking firm to assist in raising capital. If an investment banking firm is engaged, Global Medical will be guided by that firm's advice as to the form and nature of a transaction, if a transaction can be arranged on any terms, of which there can be no assurances. Global Medical believes that current market conditions may make discretionary drawdown lines of credit or a similar equity infusion the most probable source of funding if its common stock begins to trade at sufficient volumes. However, no assurances can be given that it will be successful in obtaining any form of investment.

         Global Medical is unable to estimate a period as to when it will commence activities because of its extremely limited financial resources. The timing of the implementation of Global Medical's business strategy is dependent on its ability to obtain sufficient financing to undertake its plans. Global Medical cannot provide any assurances of the likelihood of it obtaining sufficient financing to undertake its operating plan.

         In September 2000, Global Medical entered into consulting agreements with eSAFETYWORLD, Inc. and an affiliated entity, EB Consulting, under which those entities agreed to provide Global Medical with strategic planning and management consulting services for a period of 18 months. Global Medical agreed to pay eSAFETYWORLD and EB Consulting aggregate fees of $400,000, which at Global Medical's option could be satisfied by the issuance of an aggregate of 950,000 shares of Global Medical's common stock. In February 2001, Global Medical advised eSAFETYWORLD and EB Consulting that Global Medical would issue 600,000 shares of common stock to eSAFETYWORLD and 350,000 shares of common stock to EB Consulting as payment for services under the consulting agreements.

         In September 2001, Global Medical and eSAFETYWORLD rescinded their consulting agreement, eSAFETYWORLD returned the 600,000 shares of Global Medical common stock previously received, and the two parties entered into a revised consulting agreement covering substantially the same services. This new consulting agreement expired on October 31, 2001. This revised agreement provided that if Global Medical elected to issue shares of common stock for compensation to eSAFETYWORLD, Global Medical agreed to register such common stock under the Securities Act of 1933 on Form SB-2 or S-1 prior to the issuance of the shares and deliver the 600,000 shares to eSAFETYWORLD within 24 hours after the applicable registration statement becomes effective. Global Medical has elected to issue shares to eSAFETYWORLD under this agreement and has filed the registration statement of which this prospectus is a part to satisfy its registration obligation. We did not take advantage of the full range of resources that eSAFETYWORLD offered because of the early stage of our development. As a result, eSAFETYWORLD provided us with business advice and served as a sounding board for our questions. eSAFETYWORLD also assisted us in the preparation of this registration statement and introduced us to other professionals involved in the preparation process. We did not avail ourselves of any Internet and only minor administrative services that were available under the agreement. As previously indicated, this agreement expired on October 31, 2001, and no agreement is currently in effect or contemplated between eSAFETYWORLD and us.

         In September 2001, Global Medical negotiated the cancellation of its agreement with EB Consulting, and the 350,000 shares issuable under that agreement were cancelled. EB Consulting holds none of Global Medical's shares and has no right to receive any shares in the future.

         Global Medical's corporate office is located at 16553 Turquoise Trail, Weston, FL 33331, and its telephone number is 954-349-4693.

Global Medical Summary Financial Data

         Global Medical has had no revenue-producing operations and has virtually no assets.

                                  RISK FACTORS

         In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to Global Medical and the Distribution.

Recipients of the Distribution will incur an income tax liability.

         Dividends and distributions received are taxable as ordinary income for federal income tax purposes provided that eSAFETYWORLD has current or accumulated earnings and profits. At May 31, 2002, eSAFETYWORLD did not have any earnings or profits. The fair market value of Global Medical's shares will be established by trading that develops immediately after the Distribution with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops. eSAFETYWORLD agreed to accept 600,000 shares of Global Medical's common stock in settlement of services having a negotiated value of $300,000, which equates to a value of $0.50 per share. There can be no assurances that this price will in any way reflect the price at which Global Medical's shares will trade after the effectiveness of this registration statement.

         The foreign, state and local tax consequences of receiving the Distribution may differ materially from the federal income tax consequences described above. Stockholders should consult their tax advisor.

Global Medical is a development stage company with no operating history and anticipated losses.

         Global Medical was incorporated in March 1998, and it has not yet initiated its principal current business operations. It has no revenues and virtually no assets. A substantial portion of its activities has involved developing a business plan. Therefore, it has insufficient operating history upon which an evaluation of its future performance and prospects can be made. Global Medical's future prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. An investor in Global Medical's common stock must consider the risks and difficulties frequently encountered by development stage companies operating in new and competitive markets.

         Global Medical cannot be certain that its business strategy will be successful or that it will ever be able to commence revenue generating activities. Furthermore, Global Medical believes that it is probable that it will incur operating losses and negative cash flow for the foreseeable future.

Global Medical has no financial resources, and its auditors' report states that there is substantial doubt about its ability to continue as a going concern.

         Global Medical has virtually no financial resources and an operating loss accumulated during the development stage. Its auditors state in their opinion on Global Medical's financial statements that this lack of resources causes substantial doubt about Global Medical's ability to continue as a going concern. No assurances can be given that Global Medical will generate sufficient revenue to continue as a going concern.

Global Medical does not currently have a marketable product or service and has not entered into any contracts or agreements that can result in any revenue.

         Global Medical is a development stage company with no revenues and only one employee. It has no contracts or agreements that can result in revenue. No assurances can be given that it will ever develop a service that will generate revenue.

Global Medical will need financing which may not be available.

         Global Medical has not established a source of equity or debt financing. Global Medical will require financing to establish diagnostic medical centers and surgical centers and implement its strategic plan. There can be no assurance that financing will be available or found. If Global Medical is unable to obtain financing, it may not be able to commence revenue-producing activities.

Global Medical has had negative cash flow since inception and anticipates operating losses and negative cash flow for the foreseeable future.

         Global Medical has incurred negative cash flow since inception and has an accumulated deficit during the development stage of $471,000 at May 31, 2002. Furthermore, Global Medical believes that it is probable that it will incur operating losses and negative cash flow for the foreseeable because of costs and expenses related to marketing and startup activities.

         Global Medical cannot be certain that its business strategy will be successful or that it will successfully address these risks. Its independent auditors indicated in their report that "the Company has suffered losses from operations and has no established source of revenue which raises substantial doubt about its ability to continue as a going concern."

If Global Medical succeeds in implementing its business strategy, it will have to establish an infrastructure without which it will lose control of its day-to-day business activities.

         Global Medical is a development stage company with very few formal policies or structures. If its business grows, it will have to establish an infrastructure to control and monitor its business and activities. If it is unsuccessful in establishing this infrastructure, it may lose control of its day-to-day operations, which would result in providing poor service and the loss of revenues. The infrastructure will include:

o        accounting and reporting systems;

o        personnel policies and procedures; and

o        appropriate supervisory procedures.

Global Medical will need to develop awareness for its proposed centers in the medical community.

         Global Medical's strategy is dependent upon physician groups using its services. In order to establish a center, it will need to obtain usage commitments from physician groups prior to obtaining financing. It will have to make its plans known and convince physician groups that its plans are beneficial to their practice, realistic and achievable and that it has the ability to execute the plan effectively. There are no assurances that it will be successful in these undertakings. If it is not successful, it will be unable to establish its proposed centers.

Stockholders may be diluted significantly through Global Medical's efforts to obtain financing and satisfy obligations.

         Global Medical has no committed source of financing. Wherever possible, it will attempt to use noncash consideration to satisfy obligations. In many instances, it believes that the noncash consideration will consist of shares of its stock. In addition, if a trading market develops for its common stock, it will attempt to raise capital by selling shares of its common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing stockholders, and that dilution may be material.

Global Medical will be heavily dependent on the services of Walter Scholler.

         Global Medical's business strategy is completely dependent upon the knowledge and business contacts of Walter Scholler, its founder and president. If Global Medical were to lose the services of Mr. Scholler, it is unlikely that it would be able to implement its business plan.

Global Medical will need to engage and retain qualified employees and consultants to implement its strategy.

         Mr. Scholler is Global Medical's only full-time employee. Global Medical will have to locate, engage and retain qualified and experienced professionals who are familiar with medical billing procedures and practices to implement its plan. If it is unable to attract experienced industry professionals, it is unlikely that it will be able to generate a material amount of revenue. No assurances can be given that it will be able to locate, engage or retain qualified industry professionals.

All aspects of Global Medical's operations are subject to regulation by federal, state and local governments. Failure to comply with complex regulations could result in being put out of business and being exposed to significant penalties.

         Global Medical and its planned diagnostic and treatment centers will be subject to extensive and changing federal, state and local regulations. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or Medicaid eligible patients or in return for the purchase, lease or order of items or services that are covered by Medicare or Medicaid. Federal law also prohibits certain financial relationships between physicians and other healthcare providers. These self-referral statutes are broad and the full extent of their application is not known. Recent federal self-referral statutes prohibit a physician from referring Medicare or Medicaid patients to an entity providing "designated health services," as specifically defined in that statute, where the physician has a prohibited financial relationship with the entity. Treatment centers are not currently among the designated health services. In addition, many states have adopted self-referral laws. Global Medical's ownership interest in a treatment center typically will be through a wholly-owned subsidiary of Global Medical that is the general partner of a limited partnership that owns and operates the center. Often, the limited partners will be physicians who practice in the community where the treatment center is located. There can be no assurance that its activities will not be challenged by regulatory authorities. If a regulatory challenge is successful, it could have a material adverse effect on Global Medical, including causing it to discontinue operations. In addition to the adverse consequences of non-compliance with these regulations, the costs of compliance with regulations are, and are likely to remain, significant. It is not possible to predict accurately the content of future legislation or regulation affecting the healthcare industry or its impact on Global Medical's ability to develop or acquire new diagnostic treatment centers.

Global Medical's corporate structure could limit its ability to recover or obtain access to some assets because these assets may be controlled by partners or are subject to agreements that limit our control over many assets.

         Global Medical plans on being a holding company that will derive a substantial portion of its operating income and cash flows from its subsidiaries and partnerships, although it will, subject to applicable state laws and the terms of its limited partnership agreements, be able to control the timing and amount of dividends paid by its subsidiaries and distributions made by its majority-owned partnerships. Although Global Medical will receive management fees directly, it will rely on dividends from its subsidiaries and distributions from its partnerships to generate the funds necessary to meet its obligations. Claims of creditors of Global Medical's subsidiaries or partnerships will generally have priority as to the assets of those subsidiaries or partnerships over the claims of Global Medical. In some instances, claims of these creditors or other actions may prevent subsidiaries or partnerships from paying dividends or management fees. If Global Medical is unable to collect significant portions of future management fees or dividends, it will be unable to meet its financial obligations.

The trading price of Global Medical common stock is likely to be subject to significant fluctuations.

         There can be no assurance as to the prices at which the Global Medical common stock will trade before, on or after the Distribution date. Until the Global Medical common stock is fully distributed and an orderly market develops in the Global Medical common stock, if ever, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the Global Medical common stock will be determined in the marketplace and may be influenced by many factors, including:

o        the depth and liquidity of the market for Global Medical common stock,

o developments affecting the business of Global Medical generally and the impact of those factors referred to below in particular,

o        investor perception of Global Medical, and

o        general economic and market conditions.

No assurance can be given that an orderly trading market will ever develop for Global Medical's stock. In any event, there is no relationship between the Distribution and the development of a trading market of any kind.

Global Medical common stock has no prior trading market or liquidity.

         Prior to the date of this document, there has not been any established trading market for Global Medical common stock. Application will be made to have the shares of Global Medical common stock quoted on the OTCBB under the symbol "GMHC." Global Medical cannot predict the likelihood of the application being accepted. If the application is accepted, Global Medical cannot predict the extent to which investor interest in the company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. It is likely that the trading market for Global Medical's shares will be highly illiquid.

         In addition, Global Medical's common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for its common stock. Either of these factors could adversely affect the liquidity and trading price of Global Medical's common stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many companies. At times, this volatility has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the common stock, regardless of Global Medical's actual operating performance.

         This volatility and lack of liquidity will make it difficult for you to resell your shares at or above the price on the Distribution date if such a price is set by a market maker.

Global Medical's shares are likely to be considered penny stock, which will limit the ability of holders to sell the shares.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to Global Medical, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that Global Medical's shares will be considered to be a penny stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         Many brokerage firms and individual brokers do not deal in penny stocks because of the increased requirements. As a result, holders of penny stocks are likely to experience difficulties in trying to sell their shares.

Global Medical may become very dependent on reimbursement by healthcare insurance providers.

         The healthcare industry is experiencing a trend toward cost containment as government and other healthcare insurance providers, who may become Global Medical's principal indirect sources of revenue, seek to impose lower reimbursement rates and negotiate reduced contract rates with service providers, generally in the form of fixed rates for specified procedures. All of these insurance providers are generally referred to collectively as "third-party payors." Government reimbursement rates are generally lower than the rates that may be charged at Global Medical's planned diagnostic treatment centers and are non-negotiable. Federal budget legislation and regulations could decrease the amount of funds available for reimbursement in total or for individual procedures. Reimbursement rates from managed care providers, such as health maintenance organizations, known as "HMOs," and preferred provider organizations, known as "PPOs," are generally set according to contracts between the individual center and the managed care provider. These contracts typically define reimbursement by specific procedure or group of procedures or as a percentage of standard charges and are renegotiated from time to time. Reductions in reimbursement rates by government or other third-party payors and the trend toward cost containment may adversely affect Global Medical's ability to open planned diagnostic treatment or outpatient medical centers as well as future operating results or financial condition because it would limit its physician groups' ability to pay it on a timely basis or at all.

The healthcare industry is subject to extensive litigation.

         Global Medical's therapeutic treatment and outpatient medical centers will be exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although Global Medical plans on maintaining liability insurance that it believes will be sufficient in scope and amount, there can be no assurance that insurance will be available to Global Medical at acceptable rates or that successful liability claims asserted against Global Medical or its subsidiaries will not have a material adverse effect on Global Medical's operating results or financial condition.

Global Medical plans on operating in a highly competitive industry and most potential competitors have greater financial resources.

         The healthcare industry, in general, and the diagnostic treatment business, in particular, are highly competitive and subject to continual changes in the manner in which services are delivered and providers are selected. Global Medical will face competition in both aspects of its proposed business-the providing of administrative services and the management of diagnostic and surgical centers. Global Medical's proposed diagnostic and surgical centers will compete for patients principally with hospitals and other diagnostic treatment centers, most of which are larger and have greater resources than Global Medical. Its administrative service business will compete against a wide array of service providers who are entrenched and more well-known to their customer base than is Global Medical. There can be no assurance that levels of competition will not increase or that competition will not have a material adverse effect on Global Medical's ability to commence revenue generating business.

         Global Medical has not selected any specific sites or locations for its proposed medical centers. There can be no assurances that other medical facilities with substantially greater resources or with more relationships in the physician community will not select sites in the locations that would be selected by Global Medical. For Global Medical to succeed, it would have to identify locations that are not served by similar centers. There is no assurance that it will be able to do so.

The medical systems and equipment that will be needed for Global Medical's proposed centers may become technologically obsolete before it recovers its costs.

         Sophisticated medical equipment is subject to rapid technological change as well as the potential development of alternative techniques or products. These changes could render equipment already purchased or leased noncompetitive or obsolete. If Global Medical is successful in opening a radiosurgery center or centers, it may be unable to finance the cost of new equipment as technology changes. In that case, it may not be able to continue in business.

                           FORWARD-LOOKING STATEMENTS

         This document and other materials filed or to be filed by eSAFETYWORLD or Global Medical with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made or to be made by eSAFETYWORLD and Global Medical, contain statements that are "forward-looking." These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities, as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of Global Medical, as well as its respective directors or officers. Words like "expects," "anticipates," "intends," "plans" and similar expressions also identify forward-looking statements.

         Stockholders and readers are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements.

                                THE DISTRIBUTION

Introduction

         On August [__], 2002, the board of directors of eSAFETYWORLD approved a plan to distribute 600,000 shares of common stock of Global Medical to be issued to eSAFETYWORLD pursuant to its consulting agreement with Global Medical on a pro rata basis to all holders of outstanding eSAFETYWORLD common stock. On the date of this prospectus, the eSAFETYWORLD board of directors formally declared a dividend payable to each holder of record of eSAFETYWORLD common stock at the close of business on the record date of one share of Global Medical common stock for every five shares of eSAFETYWORLD common stock held as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Global Medical common stock in connection with the Distribution. eSAFETYWORLD agreed to accept 600,000 shares of Global Medical common stock in settlement of services having a negotiated value of $300,000, which equates to a value of $0.50 per share. There can be no assurances that this price will in any way reflect the price at which Global Medical's shares will trade after the effectiveness of this registration statement.

         On or about the Distribution date and following receipt of 600,000 shares from Global Medical, eSAFETYWORLD will deliver the shares of Global Medical common stock to be distributed to the Distribution agent for transfer and distribution to the holders of record of eSAFETYWORLD common stock as of the close of business on the record date. The Distribution is expected to be made on or about [______], 2002.

         Of the shares distributed by eSAFETYWORLD, 214,000 or 35.7% will be distributed to stockholders who are considered affiliates of eSAFETYWORLD, and the remainder will be distributed to stockholders who are not considered affiliates of eSAFETYWORLD. No shares will be distributed to affiliates of Global Medical.

         Shares of Global Medical common stock distributed to eSAFETYWORLD stockholders will be freely transferable, except for shares of Global Medical common stock received by persons who may be deemed to be "affiliates" of Global Medical under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of Global Medical after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Global Medical, and may include senior officers and directors of Global Medical, as well as principal stockholders of Global Medical. Persons who are affiliates of Global Medical following the Distribution will be permitted to sell their shares of Global Medical common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act.

         In September 2001, Global Medical negotiated the cancellation of its agreement with EB Consulting, an affiliate of eSAFETYWORLD, and the 350,000 shares issuable under that agreement were cancelled. EB Consulting holds none of Global Medical's shares and has no right to receive Global Medical's shares in the future.

Reasons for the Distribution

         In September 2000, eSAFETYWORLD signed an agreement to provide certain business and technical consulting services to Global Medical. In September 2001, that agreement was rescinded and the 600,000 shares were returned to Global Medical. The parties entered into a new agreement expiring in October 2001 providing for substantially the same services. We did not take advantage of the full range of resources that eSAFETYWORLD offered because of the early stage of our development. As a result, eSAFETYWORLD provided us with business advice and served as a sounding board for our questions. eSAFETYWORLD also assisted us in the preparation of this registration statement and introduced us to other professionals involved in the preparation process. We did not avail ourselves of any Internet and only minor administrative services that were available under the agreement.

         In agreeing to assist Global Medical, eSAFETYWORLD considered the following key factors:

o eSAFETYWORLD's management team has developed significant expertise that it believed could be applied to other companies and industries;

o eSAFETYWORLD's liquidity position compared to its projected requirements made it appropriate to consider noncash consideration for the services to be provided;

o eSAFETYWORLD believed that Global Medical's business plan has strong potential if executed effectively; and

o eSAFETYWORLD might maximize the long-term financial return to its stockholders by obtaining stock in Global Medical and distributing it to its stockholders.

         Based on these considerations, eSAFETYWORLD agreed to accept an aggregate of 600,000 shares of Global Medical common stock in consideration for the principal consulting services that it is providing. These 600,000 shares constitute approximately 6% of the issued and outstanding common stock of Global Medical at June 30, 2002, assuming such shares had been issued. eSAFETYWORLD now proposes to distribute these 600,000 shares to the eSAFETYWORLD stockholders as a dividend, pro rata in proportion to the number of shares of eSAFETYWORLD held by each. Accordingly, the eSAFETYWORLD stockholders will receive one share of Global Medical common stock for each five shares of eSAFETYWORLD now held by them.

         eSAFETYWORLD believes that the Distribution of Global Medical shares and the resulting creation of a publicly-held corporation may offer the stockholders of eSAFETYWORLD greater liquidity than if all 600,000 shares received by eSAFETYWORLD were retained by it. In addition, the Distribution will result in Global Medical becoming a publicly-held company with equity securities that could be used in its compensation programs and to facilitate potential alliances.

         The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the Global Medical common stock and the ability of Global Medical management to successfully take advantage of growth, acquisition and alliance opportunities. Many of those factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors."

Form of Transaction

         At the time of the Distribution, eSAFETYWORLD will hold 600,000 shares of Global Medical's common stock, which will represent approximately 6% of the total number of Global Medical's shares of common stock outstanding.

         The Distribution is the method by which eSAFETYWORLD will distribute these 600,000 shares of Global Medical to its stockholders resulting in Global Medical becoming a publicly-held company. After the Distribution, stockholders of eSAFETYWORLD will continue to own their shares in eSAFETYWORLD and the Global Medical shares distributed to them in the Distribution.

         Because of eSAFETYWORLD's role in the Distribution, it is deemed to be a statutory "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933. eSAFETYWORLD has advised Global Medical that it will comply with the prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of Global Medical's shares to its stockholders. Further, eSAFETYWORLD has acknowledged to Global Medical that it is familiar with the anti-manipulation rules of the Securities and Exchange Commission, including Regulation M under the Securities Exchange Act of 1934. These rules may apply to sales by eSAFETYWORLD in the market following the creation of a public market, if such a market ever develops.

         With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of Global Medical's common stock.

Manner of Effecting the Distribution

         The Distribution will be made on the Distribution date to holders of record of eSAFETYWORLD common stock at the close of business on the record date. Based on the 3,000,000 shares of eSAFETYWORLD common stock outstanding as of November 30, 2001, the Distribution would consist of one share of Global Medical common stock for each five shares of eSAFETYWORLD held.

         eSAFETYWORLD will not deliver scrip evidencing a fractional share or pay any related amount to a stockholder who would be entitled to a fractional share. Instead, the number of shares of Global Medical stock to which each eSAFETYWORLD stockholder of record is entitled will be rounded to the nearest whole share.

         Prior to the Distribution date, eSAFETYWORLD will deliver the shares of Global Medical common stock to be distributed to the Distribution agent for distribution. The Distribution agent will mail, on or about the Distribution date, certificates representing the shares of Global Medical common stock to eSAFETYWORLD stockholders of record as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Global Medical common stock in connection with the Distribution.

         Holders of eSAFETYWORLD common stock will not be required to pay for shares of Global Medical common stock received in the Distribution, or to surrender or exchange certificates representing shares of eSAFETYWORLD common stock in order to receive shares of Global Medical common stock. No stockholder approval of the Distribution is required or sought. Global Medical is not asking you for a proxy and you are requested NOT to send a proxy.

         In order to be entitled to receive shares of Global Medical common stock in the Distribution, eSAFETYWORLD stockholders must be stockholders at the close of business on the record date.

Federal Income Tax Consequences of the Distribution

         Each eSAFETYWORLD stockholder receiving shares of Global Medical common stock in the Distribution will be considered to have received a taxable distribution in an amount equal to the fair market value of Global Medical common stock received, which will result in:

o a dividend to the extent of such stockholder's pro rata share of eSAFETYWORLD's current and accumulated earnings and profits;

o a reduction in such stockholder's basis in eSAFETYWORLD common stock to the extent the amount received exceeds such stockholder's share of earnings and profits until such basis equals zero, and

o a gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the amount treated as a reduction of the stockholder's basis in eSAFETYWORLD common stock. Any gain of this type will generally be capital gain if the eSAFETYWORLD common stock is held as a capital asset on the Distribution date.

         The fair market value of Global Medical's shares will be established by trading, if any, that develops immediately after the Distribution with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops. eSAFETYWORLD plans to accept 600,000 shares of Global Medical's common stock in settlement of services having a negotiated value of $300,000, which equates to a value of $0.50 per share. There can be no assurances that this price will in any way reflect the price at which Global Medical's shares will trade after the effectiveness of this registration statement. eSAFETYWORLD stockholders should consult their own advisers as to the specific tax consequences of the Distribution, including the application and effect of foreign, state and local tax laws.

Quotation and Trading of Global Medical Common Stock

         Prior to the date of this document, there has not been any established trading market for Global Medical common stock. Application will be made to have the shares of Global Medical common stock quoted on the OTCBB under the proposed symbol "GMHC." There can be no assurance as to the prices at which the Global Medical common stock will trade on or after the Distribution date. Until the Global Medical common stock is fully distributed and an orderly market develops, if ever, in the Global Medical common stock, the price at which it trades may fluctuate significantly. Prices for the Global Medical common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of Global Medical common stock, developments affecting the businesses of Global Medical generally, including the impact of the factors referred to in "Risk Factors," investor perception of Global Medical and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of Global Medical common stock.

         Shares of Global Medical common stock distributed to eSAFETYWORLD stockholders will be freely transferable, except for shares of Global Medical common stock received by persons who may be deemed to be "affiliates" of Global Medical under the Securities Act of 1933. Persons who may be deemed to be affiliates of Global Medical after the Distribution generally include individuals or entities that control, are controlled by or are under common control with Global Medical, and may include senior officers and directors of Global Medical, as well as principal stockholders of Global Medical. Persons who are affiliates of Global Medical following the Distribution will be permitted to sell their shares of Global Medical common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act.

         If securities are sold for the account of an affiliate, the amount of securities sold, together with all sales of restricted and other securities of the same class for the account of the person deemed an affiliate within the preceding three months, shall not exceed the greater of

o        one percent of the shares or other units of the class outstanding, or

o the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice, or

o the average weekly volume of trading in such securities reported through the consolidated transaction reporting system during the four-week period.

         Global Medical will apply to have its shares of common stock quoted and traded on the OTCBB. At the time of the Distribution of the stock to the eSAFETYWORLD stockholders, it cannot give any assurances as to whether it will be successful in having its shares quoted on the OTCBB. We are now in the process of determining the states in which the record and beneficial stockholders of eSAFETYWORLD reside in order to determine whether the transactions will be registered or effected in reliance on an available exemption from registration.

Penny Stock Restrictions

         Until Global Medical's shares of common stock qualify for inclusion in the Nasdaq system, if ever, the trading of its securities, if any, will be in the over-the-counter markets which are commonly referred to as the "pink sheets" or on the OTCBB. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to Global Medical, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that Global Medical's shares will be considered to be penny stocks. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth o the basis on which the broker or dealer made the suitability determination, and o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

         Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         In order to be included and maintain a listing on the Nasdaq SmallCap Market, a company must meet the following requirements:

           Requirements               Initial Listing       Continued Listing
--------------------------------- --------------------- ------------------------
Net Tangible Assets(1)                  $4 million              $2 million
                                            Or                      or
Market Capitalization                   $50 million             $35 million
                                            Or                      or
Net Income (in latest fiscal              $750,000                $500,000
year or 2 of last 3 fiscal years)
Stockholders' equity(5)                                          $2.5 million
Public Float (shares)(2)                 1 million                  500,000
Market Value of Public Float            $5 million               $1 million
Minimum Bid Price                           $4                        $1
Market Makers                                3                         2
Stockholders (round lot holders)(3)         300                       300
Operating History(4)                       1 year                     N/A
                                             Or                        or
Market Capitalization                  $50 million
Corporate Governance                         Yes                      Yes

(1) For initial or continued listing, a company must satisfy one of the following to be in compliance: the net tangible assets requirement (net tangible assets means total assets, excluding goodwill, minus total liabilities), the market capitalization requirement, or the net income requirement.
(2) Public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding.
(3)  Round lot holders are considered holders of 100 shares or more.
(4) If operating history is less than one year, initial listing requires market capitalization of at least $50 million.
(5)  Compliance required by November 1, 2002.

         There are no assurances that Global Medical will ever meet the minimum listing requirements of Nasdaq, or that its common stock will be accepted for quotation on Nasdaq even if it does meet the minimum requirements.

General Market Risks

         There is no public market for Global Medical's common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of Global Medical's common stock may also be restricted under the securities laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time. Global Medical's proposed trading symbol does not imply that a liquid and active market will be developed or sustained for its common stock.

         The market price for Global Medical's common stock, if publicly traded, is likely to be highly volatile and subject to wide fluctuations in response to factors, many of which relate to the actions of the market or participants in the market and are beyond Global Medical's control. These factors, which are each largely out of Global Medical's control because they relate to actions or decisions made or taken by others, include the following:

o        actual or anticipated variations in quarterly operating results;

o announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

o        departures of key personnel; and

o        potential litigation or regulatory matters.

In addition, sales or issuances of additional shares of common stock and announcements by Global Medical of events affecting its business could have a material impact on the volatility of its share price if a market for the shares ever develops.

         The market prices of the securities of microcap companies have been especially volatile. Broad market and industry factors may adversely affect the market price of Global Medical's common stock, regardless of Global Medical's actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. A stockholder lawsuit could result in substantial costs and a diversion of management's attention and resources and would adversely affect Global Medical's stock price.

         The sale or availability for sale of a substantial number of shares of Global Medical's common stock in the public market subsequent to the Distribution, pursuant to Rule 144 under the Securities Act of 1933 or otherwise, could materially adversely affect the market price of the common stock and could impair the company's ability to raise additional capital through the public or private sale of its securities. All of the 9,000,000 shares of common stock currently held by Global Medical's management are "restricted securities," as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act of 1933.

The availability of Rule 144 to the holders of Global Medical's restricted securities would be conditioned on, among other factors, the availability of certain public information concerning Global Medical.

         Global Medical has 25,000,000 authorized shares of common stock. The board of directors, without stockholder approval, could issue up to 15,400,000 shares of common stock upon whatever terms it determines to whomever it determines, including persons or entities that would help its present management.


                                  LEGAL MATTERS

         Global Medical is not involved in any litigation or legal proceedings.


                 RELATIONSHIP OF eSAFETYWORLD AND GLOBAL MEDICAL
                        BEFORE AND AFTER THE DISTRIBUTION

         Prior to the Distribution, eSAFETYWORLD shall be issued approximately 6% of the issued and outstanding common stock of Global Medical, as consideration for entering into a consulting agreement to provide Global Medical with strategic planning and management consulting services as well as administrative support services.

         After the Distribution, eSAFETYWORLD will not directly own any of Global Medical's shares, which at that time will be a publicly-held company with approximately 1,000 stockholders. Global Medical will not have any ownership interest in eSAFETYWORLD, and no one will hold management positions with or be a director of both companies.

                                 DIVIDEND POLICY

         The payment and level of cash dividends by Global Medical after the Distribution will be subject to the discretion of the board of directors of Global Medical. Global Medical currently intends to retain future earnings, if any, for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on and affected by a number of factors, including the operating results and financial requirements of Global Medical.

                                 CAPITALIZATION

         At May 31, 2002, Global Medical had negative tangible net worth. The following table sets forth the unaudited capitalization of Global Medical at May 31, 2002, and is qualified in its entirety by the financial statements of Global Medical and other information contained elsewhere in this document. See
"Risk Factors."

Long-term debt                                                   $    -
                                                                   -------

Stockholders' equity:
 Common stock, $.001 par value; authorized -
  25,000,000 shares; issued and
  outstanding 9,000,000 shares                                       9,000
 Deficit accumulated in the development stage                     (471,000)
                                                                   -------
Total                                                             (462,000)
                                                                   -------

Total capitalization                                             $(462,000)
                                                                   =======

                            GLOBAL MEDICAL'S BUSINESS

General

         Global Medical is a development stage company organized to provide management and administrative services to medical practices and to develop and manage diagnostic testing centers and outpatient medical centers.

         The management and administrative services will consist principally of budgeting, bookkeeping, billing and collecting. The management portion of the business is a service business that does not involve capital expenditures. It involves engaging and managing people in overseeing the administrative and billing sides of a medical practice. Global Medical believes that it can enter the management services area without raising significant amounts of financing. The capital expenditures in entering the business are limited to software packages, most of which are publicly available, and a computer.

         Obtaining agreements with physicians or physician groups to provide management and administrative services will initially be dependent upon using the medical profession contacts of Global Medical's founder, president and principal stockholder, Walter P. Scholler. The initial funds raised by Global Medical, if any, will be used to acquire the software, implement the initial sales campaign, and hire employees as needed to perform the work for clients. Employees will require administrative, billing and/or accounting backgrounds. Global Medical believes that initial capital of $250,000 will provide sufficient funds to initiate this portion of the business. A significant portion of that amount will be used to cover salaries.

         Outpatient medical centers frequently include both diagnostic and treatment components. Diagnostic testing centers perform medical diagnostic tests using state-of-the-art diagnostic equipment to properly diagnose, plan and execute therapy. Outpatient treatment centers provide facilities for performing lower-risk procedures not requiring full hospital facilities. Because of the nature of the procedures performed and the services provided, costs for specified procedures at outpatient medical centers are typically lower than at hospitals. The continuing focus of government programs, private insurance companies, healthcare organizations, self-insured employers and the public on controlling or reducing healthcare costs has caused a migration from full-service inpatient hospitals to more cost-effective, specialized providers such as outpatient centers for many lower-risk procedures.

         The contracted physicians and physician groups who will use the equipment and facilities of Global Medical centers on a fee basis will offer comprehensive and coordinated medical services to their patients through the centers. Global Medical will provide the equipment used and manage diagnostic testing and outpatient medical centers but provide no medical services itself and make no medical decisions or recommendations. Global Medical will charge independent medical practices for the use of its equipment and bill the physicians directly. All equipment, as well as the building housing the centers, will be leased. It is likely that a diagnostic center and an outpatient medical center may be located in the same facility. No assurances can be given that Global Medical will ever be successful in obtaining sufficient contracts with medical practices or raise sufficient funding to start our proposed centers.

         Global Medical was incorporated in March 1998. To date, all of its activities have consisted of developing and refining its business strategy and planning and investigating preliminarily possible opportunities for initial operations. Global Medical has not commenced its planned principal operations and not generated any revenues.

Management Services

         Management services will consist of:

         Strategic services - At each physician practice group, an operating board comprised of representation from Global Medical and the contracted physicians will be created to develop and adopt a strategic plan designed to improve the performance of the practice by:

o        outlining physician recruiting goals,

o        identifying services and equipment to be added,

o identifying or helping to develop effective third-party payor relationships, and

o        facilitating communication with other contracted physician groups.

Third-party payors are generally insurance companies or similar programs that pay medical claims on behalf of beneficiaries.

         Financial services - Global Medical will provide comprehensive financial analysis to each contracted physician group in connection with managed care contracting and billing, collection, reimbursement, tax and bookkeeping services. Global Medical will also implement or oversee a cash management system. In addition, Global Medical and each contracted physician group jointly will develop a comprehensive budget that includes the adoption of financial controls and cost containment measures.

         Management information systems - Global Medical will oversee management information systems to facilitate and organize the exchange of clinical and operational information among Global Medical's contracted physicians.

         Administrative services - Global Medical will manage the facilities used by the contracted physicians and provide support for practice management, billing functions and patient record keeping. Global Medical will also provide comprehensive purchasing services for drugs, supplies, equipment, insurance and other practice requirements.

         Personnel management - Global Medical may employ and manage substantially all nonmedical personnel of most physician groups, including the executive director, controller and other administrative personnel. Global Medical will evaluate these employees, make staffing recommendations, provide and manage employee benefits, and implement personnel policies and procedures. Global Medical may also provide similar administrative services to each physician group's employees.

         Global Medical will initially use the contact base and reputation of its president and principal stockholder, Walter P. Scholler, to obtain clients. Thereafter, it will compete on the basis of price and by offering a range of services that goes beyond basic billings and collections. Global Medical will make its services known by making direct sales calls, attending medical conferences and by mailings to medical groups.

Diagnostic Centers

         Global Medical intends to develop and operate diagnostic testing centers containing state-of-the-art diagnostic equipment such as the following:

o CAT, an acronym for cathode axial tomography, an x-ray instrument that rotates in a circle around the patient to collect data that is then reconstructed by a computer as numerous cross-section images of the body,

o MRI, an acronym for magnetic resonance imaging, an imaging technique used to produce high quality images of inside the human body,

o CT, an acronym for computerized tomography, an x-ray based imaging technique,

o Ultrasound, including color Doppler ultrasound, which uses sound waves to bounce off internal organ structures to create a two or three dimensional, real time image that may be videotaped or photographed,

o PET, an acronym for positron emission eomography, which is able to pinpoint in brilliant color the regions in the brain where nerve cells are working during a particular mental task for use in oncology for tumor growth and size,

o Cardiac catheterization equipment, including catheters, contrast agents and instrumentation to evaluate the functioning of the heart and coronary arteries; and

o    other modes that facilitate diagnosis, planning and therapies.

The contracted physicians and physician groups who use the equipment and facilities of Global Medical centers on a fee basis will select the diagnostic tests to be performed for individual patients and use the test results in diagnosing their patients and prescribing treatment. The physicians or physician groups will be responsible for all medical tests and procedures that are performed. Global Medical's role at each center will be to maintain the physical facilities' clerical and administrative support as follows:

o        receptionists and clerical,

o        billing professionals,

o        technicians familiar with the operation of the equipment, and

o        support personnel for the recovery rooms.


Global Medical will rely heavily on the contacts of its founder, president and principal stockholder, Walter P. Scholler, to locate and execute agreements with those medical groups that will drive the patient count at each center.

Outpatient Medical Centers

         Global Medical intends to develop and operate outpatient medical centers with facilities for performing a variety of lower-risk surgical and other procedures. The facility would be planned for use by physicians specializing in cardiology, orthopedics, pain management, gynecology, reconstructive and general surgery, podiatry and other specialties. Physicians contracting for the use of the facilities would use them to perform medical procedures such as the following:

o endoscopic procedures to examine various parts of the body, such as the gastrointestinal tract, kidney and bladder and other organs;

o lumpectomies to remove surgically small tumors, typically from the breast;

o LASIK, an acronym for laser-assisted in-situ keratomileusis, a kind of laser eye surgery designed to change the shape of the cornea to eliminate or reduce the need for glasses;

o radial keratotomy, an eye surgery procedure designed to flatten the cornea;

o coronary angioplasty, the insertion of a catheter into an artery, typically in the groin, to heart arteries and the placement of a balloon, stent or other devise to relieve blockage;

o        pain management;

o mammography site - inserting a balloon catheter into a woman's breast after a lumpectomy as part of a five-day course of high dose radiation compared wth a five week course of traditional radiation treatment,

o prostate seeds - radioactive seeds are surgically implanted into the prostate gland to destroy cancer cells, and

o        a variety of outpatient surgeries.

         The contracted physicians and physician groups who treat patients at outpatient medical centers that Global Medical may develop and operate will offer medical procedures and treatments within their medical specialties, using the equipment and facilities available at the outpatient center. The physicians performing procedures at Global Medical outpatient centers will generally charge their patients for the professional services they provide, while Global Medical will charge the patients a fee for the use of the facility. The physicians will be solely responsible for all medical procedures or treatments performed. Global Medical's role will be limited to maintaining the physical facilities and providing clerical and administrative support for patient reception, billing, equipment maintenance and related functions.

         Global Medical plans to include in outpatient medical centers it may develop and operate a variety of equipment and facilities that contracting physicians may require, including:

o operating rooms equipped for cardiovascular, opthalmic, and other surgical procedures;

o        post-operative recovery facilities;

o        pain management facilities; o fiber optic endoscopic equipment;

o        accelerators to provide radiation treatments; and

o        rehabilitation courses.

         Global Medical will rely on the healthcare industry contacts of its founder, president and principal stockholder, Walter P. Scholler, in seeking contracts with physicians or physician groups for use of outpatient medical centers it may develop. In seeking commitments from physicians to use facilities it may develop, Global Medical will emphasize the convenience to the physician and the patient, the lower cost to the patient, expedited turnaround time, which provides the opportunity for increased volume of procedures, and other features that Global Medical believes are advantages of an outpatient medical center as compared to a full-service, traditional inpatient hospital.

Development of Diagnostic and Outpatient Medical Centers

         The equipment and building needed for diagnostic and outpatient medical centers likely will be leased and made available to physician groups on a service contract basis. Under the terms of these service contracts, physician groups will pay a flat amount for use of the facility for a specific number of days each week under a fixed or flexible schedule. Thus, Global Medical will look to contracted physician groups for payment and not assume any collection risks from insurance companies or other third-party payors.

         Global Medical will initiate development of diagnostic and outpatient medical centers by negotiating and entering into service contracts with physicians or existing physician groups. The proposed agreements, if executed, of which there can be no assurances, generally will commit physician groups to use Global Medical's facility for a minimum period each week or month for an agreed minimum rental, payable monthly. The service agreements with physician groups will generally have fixed terms of approximately three years and may be cancelled by the practices and Global Medical only for cause. The fee will be negotiated with each physician group, generally based on Global Medical's anticipated actual operating costs, after giving effect to projected facility utilization rates, marked up by a negotiated gross markup percentage. The gross markup percentage may vary from contract to contract. Global Medical currently believes that it will try to realize gross markups of 25% to 30% after taking into account all anticipated costs at a proposed center, but no assurances can be given that it will be successful in negotiating those rates or that it will succeed in obtaining any contractual commitments from physician groups. Contracts with a number of physician groups will likely be required to warrant the development on any individual center.

         The source of revenue to be derived from executed service contracts with physician groups will then be used as a basis for leasing the required facilities and equipment. Centers would be located in space leased from unaffiliated parties. Global Medical believes that it will be able to lease the required equipment from vendors and others providing medical equipment financing to the healthcare industry, although Global Medical has no commitment or arrangement with any source of leasing capital. Global Medical will be unable to seek financing from leasing companies to finance the medical equipment until it has sufficient numbers of commitments from physician groups as to indicate that it will be able to pay operating expenses and service its obligations. Global Medical cannot predict how long it will take to obtain sufficient commitments or whether it will ever be able to obtain sufficient commitments. No assurances can be given that Global Medical will be successful in this effort.

         Global Medical's success will depend on its ability to contract with a sufficient number of medical professionals to ensure a level of revenue capable of financing the capital requirements and covering operating costs. Global Medical will generally not develop a center until or unless it has entered into agreements that appear likely, in the opinion of management, to generate sufficient revenue to permit it to meet its targeted goals for that center. In order to attract physician groups, Global Medical will have to:

o select equipment that physicians believe is desirable to use for patient treatment or diagnosis and which is not readily available to them;

o convince physician groups that Global Medical's plan is achievable within the projected timeframe for specific proposed centers;

o convince physician groups that Global Medical will be efficient and effective in providing administrative and technical support services; and

o convince physician groups that Global Medical will maintain the centers at acceptable and desirable levels.

         In some instances, physicians or physician groups may invest in or otherwise participate in the development of outpatient medical centers in which their patients will be treated, which may facilitate the financing effort. Global Medical believes that physician investment in an outpatient medical center to which they refer patients may increase usage of the facility since Global Medical believes that it is the physicians, rather than the patients, who typically select the facilities at which specified procedures or treatments are to be completed. Regulations barring self referrals effectively preclude physician groups from being investors in diagnostic center facilities or equipment.

         Global Medical has identified and is initiating investigation of possible diagnostic and outpatient medical center opportunities. As it continues this investigation, it is also surveying the possible demand among local physicians or physician groups for the services and facilities that may be provided. If Global Medical is satisfied with the results of these inquiries, it intends to initiate discussions of terms of possible service agreements with physicians or physician groups for an initial diagnostic testing or outpatient medical center.

         Global Medical has identified preliminarily four markets that might be suitable for diagnostic and outpatient medical centers such as those planned by it. In Honolulu, Hawaii, Global Medical has initiated early stage discussions with two health systems, a health maintenance organization and two doctor groups. In Houston, Texas, Global Medical has initiated early stage discussions with two health systems and several multi-specialist doctor groups. In Gulfport, Mississippi, Global Medical has initiated early stage discussions with a hospital and a number of physician groups. In south Florida, Global Medical has initiated early stage discussions with a large hospital. Global Medical has also initiated discussions with real estate developers and investors respecting the possible development of the building and related facilities for lease to Global Medical for operation of the facilities. There can be no assurance that any of these discussions will lead to the actual development of a diagnostic or outpatient medical center in any location. The development of any facility will require project financing that Global Medical has not arranged and may not be able to obtain.

         Global Medical may subsequently expand any diagnostic center it establishes to provide outpatient medical services or may expand any outpatient medical center to provide diagnostic services. It is likely that the same medical groups would use both a diagnostic testing center and an outpatient medical center.

Regulation and Legal Matters

         Healthcare reform - In recent years, a variety of legislative proposals designed to change access to and payment for healthcare services in the United States has been introduced. Although no major health reform proposals have been passed by Congress to date, other proposed healthcare reform legislation has been and may be considered by Congress and the legislatures of many of states, including the:

o        regulation of patient referral practices,

o        reimbursement of healthcare providers,

o        patients' rights to select physicians and providers,

o        formation and operation of physician joint ventures, and

o        tort reform.

         No predictions can be made as to whether healthcare reform legislation or similar legislation will be enacted or, if enacted, its effect on Global Medical. Any federal or state legislation prohibiting, among other things, the referral to or treatment of patients at outpatient medical centers by healthcare providers may have a material adverse effect on Global Medical if Global Medical is successful in initiating revenue-producing activities. In the event that federal or state regulations prohibit the ownership of outpatient medical centers by physicians and Global Medical has already opened outpatient medical centers in which physicians were serving as limited partners, Global Medical would seek to purchase the interests held by its limited partner physicians using either the cash flow from the affected outpatient medical center or by refinancing the facility. Some of Global Medical's future limited partnership agreements may contain a provision that will allow Global Medical to purchase the interest of each limited partner for an agreed-upon amount. Global Medical cannot make any assurances that it will have the resources to exercise the buyout clauses if circumstances make it advantageous or necessary to do so. These provisions would only affect outpatient medical centers. Diagnostic treatment centers cannot have limited physician partners because of regulatory restrictions on patient referrals.

         Regulatory environment - Global Medical's proposed outpatient medical centers and diagnostic treatment centers and the physicians utilizing its centers will be subject to numerous regulatory, accreditation and certification requirements, including requirements related to licensure, certificate of need, reimbursement from insurance companies and other private third-party payors, Medicare and Medicaid participation and reimbursement, and utilization and quality review organizations. The grant and renewal of these licenses, certifications and accreditations are based upon governmental and private regulatory agency inspections, surveys, audits, investigations or other reviews, including self-reporting requirements. An adverse review or determination by any regulatory authority could result in denial of a center's plan of development or proposed expansion of facilities or services, the loss or restriction of licensure by a center or one of its practitioners, or loss of center certification or accreditation. A regulatory authority could also reduce, delay or terminate reimbursement to a center or require repayment of reimbursement received. The loss, denial or restriction of required licensure, accreditation, certification or reimbursement through changes in the regulatory requirements, an enforcement action, or otherwise, could have a material adverse effect on Global Medical in the future.

         Under the Medicare and Medicaid programs, the federal government enforces a federal statute, the Fraud and Abuse Statute, that prohibits the offer, payment, solicitation or receipt of any remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in exchange for:

o        the referral of patients covered by the programs, or

o the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by the programs.

         The federal courts have held that an arrangement violates the Fraud and Abuse Statute if one purpose of a transaction, which results in the payment of remuneration, including the distribution of profits, is to induce the referral of patients covered by the Medicare and Medicaid programs, even if another purpose of the payment is to compensate an individual for professional services. Violations of this statute can result in criminal penalties, civil monetary penalties and exclusion from the Medicare and Medicaid programs. In an attempt to clarify which arrangements are exempt from program exclusion, civil sanctions or criminal prosecution under the Fraud and Abuse Statute, the Department of Health and Human Services published a set of "safe harbor" regulations outlining practices that are deemed not to violate the Fraud and Abuse Statute. Although compliance with one of the safe harbors assures participants that an arrangement does not violate the Fraud and Abuse Statute, failure of an arrangement to fit within a safe harbor provision does not necessarily mean that arrangement violates the Fraud and Abuse Statute. Global Medical will not open any diagnostic treatment or outpatient medical center without reviewing all regulatory issues with counsel and receiving an opinion that its proposed structure complies with all applicable regulations. However, no assurances can be given that regulatory authorities might not assert a contrary position or that new laws, or the interpretation of existing laws, might not adversely affect relationships established by Global Medical with physicians or other healthcare providers or result in the imposition of penalties on Global Medical or its facilities.

         The federal government restricts the ability of physicians to refer patients to entities in which the referring physicians have an ownership interest, except when the physician directly provides care or services at a facility that is an extension of the physician's practice and in very limited circumstances such as in rural areas where there is lack of available capital from non-physician sources. If the American Medical Association changes its ethical requirements to preclude all referrals by physicians, physician referrals to Global Medical's centers could be adversely affected. It is possible that a prohibition on physician ownership could adversely affect Global Medical's future operations.

         A range of federal civil and criminal laws target false claims and fraudulent billing activities. One of the most significant is the Federal False Claims Act, which prohibits the submission of a false claim or the making of a false record or statement in order to secure a reimbursement from a government-sponsored program. In recent years, the federal government has launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws. Claims under these laws may be brought either by the government or by private individuals on behalf of the government, through a "whistleblower" or "qui tam" action. Global Medical believes that it will establish procedures to stay in compliance with the Federal False Claims Act.

         Gamma knife and other units that will be in centers contain Cobalt 60 radioactive sources. The medical centers that house the gamma knife units are responsible for obtaining possession and user's licenses for the Cobalt 60 source.

         Each diagnostic treatment center is likely to be a separate subsidiary. Each outpatient medical center is likely to be a subsidiary or limited partnership controlled by Global Medical as general partner. In the case of outpatient medical centers, Global Medical may receive financing assistance or guarantees from the limited partners who are likely to be physician groups that plan to use the center. In the case of the limited partnerships, Global Medical will typically expect to have a management agreement covering marketing, billing and general management services. That management agreement will specify fees equal to approximately 15% of total revenues collected. Global Medical will be a holding company that will derive a substantial portion of its operating income and cash flows from its subsidiaries and partnerships, although it will, subject to applicable state laws and, with respect to its proposed surgical centers, the terms of its limited partnership agreements, be able to control the timing and amount of dividends paid by its subsidiaries and distributions made by its majority-owned partnerships. Although Global Medical will receive management fees directly, it will rely on dividends from its subsidiaries and distributions from its partnerships to generate the funds necessary to meet its obligations. Claims of creditors of Global Medical's subsidiaries or partnerships will generally have priority as to the assets of those subsidiaries or partnerships over the claims of Global Medical.

         Often, the limited partners who become involved in Global Medical's proposed outpatient medical centers will be physicians who practice in the community where the outpatient medical center is located. There can be no assurance that Global Medical's activities, if its is successful in commencing activities, will not be challenged by regulatory authorities. If a regulatory challenge is successful, it could have a material adverse effect on Global Medical. In addition to the adverse consequences of noncompliance with these regulations, the costs of compliance with regulations are, and are likely to remain, significant. It is not possible to predict accurately the content of future legislation or regulation affecting the healthcare industry or its impact on Global Medical's ability to develop or acquire new diagnostic treatment centers.

         Although not required by law, Global Medical intends to seek certification of the facilities it develops and operates by the joint Commission on Accreditation of Healthcare Organization, or JCAHO, an independent, not-for-profit industry standards-setting and accrediting body that has developed professionally based standards for the health care industry, including outpatient medical facilities. This will require Global Medical to provide detailed information about its facilities, operations, management, and related features through a long process throughout the planning, development and operation of each facility. Certification by JCAHO is frequently required in order to assure payment from insurance companies, health maintenance organizations and other third party payors. Global Medical cannot assure that it will be able to obtain or maintain required certification by JCAHO. The failure to obtain and maintain such certification would have a material adverse effect on the relationships to referring physicians, the flow of patients and the reimbursements of costs from third-party payors.

Competition

         Global Medical will compete with other management companies in the field of administration and with other diagnostic centers and hospitals. Most of these competitors will be more established and have greater resources than it does. Global Medical will compete on the basis of Mr. Scholler's contacts in the medical profession. Thereafter, Global Medical anticipates competing on the basis of providing excellent services to physicians. There are no assurances that Global Medical will succeed with this plan.

Facilities

         Global Medical currently operates out of a facility in Weston, Florida, provided by Mr. Scholler as part of amounts due to him under his employment agreement.

Employees

         At June 30, 2002, Global Medical had one employee, Walter P. Scholler, who is not currently serving in a full-time capacity. Mr. Scholler, who currently devotes a substantial portion of his time to Global Medical and will become a full-time employee concurrent with the Distribution.

Research and Development

         Global Medical has incurred no costs for research and development activities and does not anticipate incurring any such costs in the future.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         Global Medical has not yet commenced revenue-producing operations. The extent of operations over the next 12 months will be determined by:

o        the amount of financing obtained, if any, and

o        its ability to negotiate noncashcompensation to satisfy commitments.

         Global Medical cannot predict what its level of activity will be over the next 12 months. It will not incur any cash obligations that it cannot satisfy.

         Global Medical believes that it can enter the management services area without raising significant amounts of financing. The management portion of the business is a service business that does not involve capital expenditures. It involves engaging and managing people in overseeing the administrative and billing sides of a medical practice. The capital expenditures in entering the business are limited to software packages, most of which are publicly available, and a computer, which we may be able to obtain through a sharing arrangement with physician groups to which we provide management services. Obtaining revenue-producing business will initially be dependent upon using Mr. Scholler's contacts in the medical profession. Employees will require administrative, billing and/or accounting backgrounds. The initial funds raised by Global Medical, if any, will be used to acquire the software and implement the initial sales campaign and hire several employees to perform the work for clients. Global Medical believes that raising investments of $250,000 will provide sufficient funds for it to initiate this portion of the business. A significant portion of that amount will be used to cover salaries. This will be its first thrust upon raising any capital or funding. We will seek venture or angel capital immediately upon the effectiveness of this registration statement. If a market for our shares ever develops, of which there can be no assurances, we will seek to engage the services of an investment banking firm to assist us to obtain funding. To date, we have not identified any funding source and have not authorized any person or entity to seek out funding on our behalf.

         Global Medical has commenced soliciting physician groups about its planned diagnostic and outpatient medical centers and will accelerate these efforts when this registration statement becomes effective. It will be unable to seek financing from leasing companies to acquire required diagnostic or treatment equipment for any center until it has sufficient numbers of commitments from physician groups as to indicate that it will be able to service its obligations. A sufficient number of commitments is the number that guarantees a minimum of three full days of usage per week. The number of groups needed will vary from facility to facility and will be a function of each group's number of patients. Global Medical will enter this aspect of its plan by entering into contracts with physician groups. Some doctor groups will need a facility for one-half day per week while others may need it for two or more days per week. The proposed agreements, if executed, of which there can be no assurances, will make achieving certain levels of revenue likely because they will commit physician groups to use its facility for a minimum period each week or month. The executed contracts will then be used to obtain leasing facilities to acquire equipment. No center will be pursued until and unless Global Medical has executed contracts covering sufficient commitments to permit it to cover all equipment, personnel and overhead costs. Global Medical cannot predict how long it will take to obtain sufficient commitments or whether it will ever be able to obtain sufficient commitments. No assurances can be given that Global Medical will be successful in this effort.

Liquidity

         Global Medical estimates that it will require up to $250,000 to initiate its planned management and administrative services activities, but has no credit facilities or other commitments for debt or equity. It will need to be generating revenue or be able to raise additional funds approximately 12 to 15 months after raising its initial $250,000 in order to be able to continue its operations with full-time employees. Global Medical will require additional equity and debt or lease financing of equipment and other facilities for outpatient medical equipment. In lieu of obtaining equity in Global Medical, it may develop outpatient medical centers through joint venture or other arrangements in which the financing is completed through a joint venture or another entity, in which case Global Medical's interest may be diluted by the equity interest of others providing required financing. Global Medical has initiated contacts with possible sources of capital outside the United States, but has no arrangement or commitment from any person for any of the financing it may need. Global Medical may engage the services of an investment banking firm to assist it in raising capital and will be guided by that firm's advice as to the form and nature of a transaction, if a transaction can be arranged on any terms favorable to it, of which there can be no assurances. Global Medical believes that current market conditions may make discretionary drawdown lines of credit or a similar equity infusion the most source of funding if its common stock begins to trade at sufficient volumes. However, no assurances can be given that it will be successful in obtaining an equity facility or any other form of investment.

         Wherever possible, Global Medical will attempt to use noncash consideration to satisfy obligations. In many instances, it believes that the noncash consideration will consist of shares of its stock. In addition, if a trading market develops for its common stock, it will attempt to raise capital by selling shares of its common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing stockholders, and that dilution may be material.

New Accounting Pronouncements

         No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or the Securities and Exchange Commission has had or is expected to have a material impact on Global Medical's financial position or reported results of operations.
Specifically:

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. The adoption of SFAS No. 141 did not have an impact on the financial statements.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for the impairment of existing goodwill and other intangibles. The adoption of SFAS No. 142 did not have a significant impact on the financial statements.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which is effective for all fiscal years beginning after June 15, 2002; however, early adoption is encouraged. In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") which is effective for fiscal years beginning after December 15, 2001 and supersedes SFAS 121 while retaining many of its requirements. The adoption of SFAS No. 143 and 144 did not have an impact on the financial statements.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and certain provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 requires that long-lived assets to be disposed of by sale, including discontinued operations, be measured at the lower of carrying amount or fair value, less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also broadens the reporting requirements of discontinued operations to include all components of an entity that have operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The implementation of these standards had no impact on the Company's results of operations and financial position.

         On April 30, 2002, the SEC proposed a disclosure requirement for companies to include a separately-captioned section regarding the application of critical accounting policies in the "Management's Discussion and Analysis" (MD&A) section of annual reports, registration statements and proxy and information statements. The Application of Critical Accounting Policies section would encompass both disclosure about the critical accounting estimates that are made by the company in applying its accounting policies and disclosure concerning the initial adoption of an accounting policy by a company.

         The SEC's proposals define an accounting estimate recognized in the financial statements as a "critical accounting estimate" if:

o the accounting estimate requires a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made; and

o different estimates that a company reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of a company's financial condition, changes in financial condition or results of operations.

The proposals would also require the following information in the MD&A section:

o A discussion that identifies and describes the estimate, the methodology used, certain assumptions and reasonably likely changes;

o An explanation of the significance of the accounting estimate to the company's financial condition, changes in financial condition and results of operations and, where material, an identification of the line items in the company's financial statements affected by the accounting estimate;

o A quantitative discussion of changes in line items in the financial statements and overall financial performance if the company were to assume that the accounting estimate were changed, either by using reasonably possible near-term changes in certain assumption(s) underlying the accounting estimate or by using the reasonably possible range of the accounting estimate;

o A quantitative and qualitative discussion of any material changes made to the accounting estimate in the past three years, the reasons for the changes, and the effect on line items in the financial statements and overall financial performance;

o A statement of whether or not the company's senior management has discussed the development and selection of the accounting estimate, and the MD&A disclosure regarding it, with the audit committee of the company's board of directors;

o If the company operates in more than one segment, an identification of the segments of the company's business the accounting estimate affects; and

o A discussion of the estimate on a segment basis, mirroring the one required on a company-wide basis, to the extent that a failure to present that information would result in an omission that renders the disclosure materially misleading.

The proposals also would include a requirement that companies update this part of the required disclosure to show material changes in their quarterly reports.

                           GLOBAL MEDICAL'S MANAGEMENT

         Global Medical's management and directors consist of:

             Name                      Age                 Title
        -------------------            ---         -----------------------------
        Walter P. Scholler             60          Chairman, president, CEO, CFO
        Steven M. Abrams               54          Director
        Gordon L. Grado                48          Director

         Walter P. Scholler - is a founder of Global Medical and has been its president since incorporation. He has 29 years of experience in the healthcare industry. From August 1996 through 1999, he provided consulting services to the industry through Advanced Healthcare Technologies, Inc., a private consulting company based in Safety Harbor, Florida. Since 1999, Mr. Scholler has devoted his time to developing Global Medical's strategic plan. Mr. Scholler holds a Bachelor of Science degree from the University of Miami and a degree in profusion from the University of Texas Medical Center.

         Steven M. Abrams, MD - has been a director since inception. He has been chairman of South Florida Oncology and Hematology Consultants, a medical practice located in Lauderdale Lakes, Florida, since 1995. Dr. Abrams holds a Bachelor of Arts from Harpur College and a Medical Degree from New York Medical College.

         Gordon L. Grado, MD - has been a director since inception. Dr. Grado has been a practicing oncologist for more than 20 years. From 1996 to 1997, he was medical director, Center for Radiation Therapy - Mayo Clinic, Scottsdale, AZ; from 1997 to 1998, he was medical director, Center for Radiation Therapy, Scottsdale, AZ. Since 2000, he has been the deputy director, Northwest Prostate Cancer Institute, Seattle, WA, also serves as medical director of Grado Ragde Clinics in Clive, IA. He also has conducted a private medical practice in Scottsdale, AZ, specializing in radiation oncology and brachytherapy since 1998. Dr. Grado has served as an instructor and lecturer. He holds a Bachelor of Science degree from Eastern Illinois University and a Medical Degree from Southern Illinois University, and completed post-graduate work at the Mayo Clinic Graduate School of Medicine.

Board of Directors

         All directors hold office until the completion of their term of office, which is not longer than three years, or until their successors have been elected. Global Medical has a staggered board of directors. All officers are appointed annually by the board of directors and, subject to existing employment agreements, serve at the discretion of the board. Currently, directors receive no compensation. In the future, Global Medical will consider a directors' stock option plan.

Committees of the Board of Directors

         Concurrent with the Distribution, the Global Medical board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees.

         All directors will be reimbursed by Global Medical for any expenses incurred in attending directors' meetings provided that Global Medical has the resources to pay these fees. Global Medical will consider applying for officers and directors liability insurance, although no assurances can be given that such insurance will be obtained.

Stock Option Plan

         Global Medical has a stock option plan that expires in 2011 and enables Global Medical to grant incentive stock options, nonqualified options and stock appreciation rights for up to an aggregate of 1,500,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for owners of 10% or more of the common stock. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors.

         No options are outstanding.

Executive Compensation

         The following table sets forth for each of the last three fiscal years the annual and long-term compensation earned by, awarded to or paid to each person who served as a chief executive officer of Global Medical during the last fiscal year. No executive officer of Global Medical received compensation exceeding $100,000 during the preceding fiscal year:

                           Summary Compensation Table

                                                     Long Term Compensation
                                               ---------------------------------
                       Annual Compensation        Awards              Payouts
                    ---------------------- -----------------------  -----------
    (a)     (b)    (c)      (d)      (e)      (f)         (g)       (h)    (i)

                                    Other               Securities          All
                                   Annual   Restricted  Underlying  LTIP  Other
 Name and                          Compen-  Stock       Options/    Pay-  Compen
Principal  Year Salary($) Bonus($) sation   Award(s)($) SARs(#)(2)  outs  sation
Position                           ($)(1)                           ($)     ($)
--------- ----- --------- -------- -------  ----------- ----------- ----- ------
Walter P.  2001
Scholler   2000
           1999

Employment Agreement

         Global Medical has entered into a five-year employment agreement with Walter P. Scholler commencing July 1, 2001, under which it has agreed to pay him an annual salary of $120,000 during the first two years and $130,000 thereafter, payable every two weeks. Salary payments shall be subject to withholding and other applicable taxes. Global Medical also agreed to provide Mr. Scholler with a car allowance of $750 per month and a medical insurance plan. If, at any time during the term of this agreement, Global Medical has insufficient funds to pay Mr. Scholler on a scheduled pay date, the amount not paid will be accrued and paid to him when it has sufficient funds to do so.

                  DESCRIPTION OF GLOBAL MEDICAL'S CAPITAL STOCK

Introduction

         Global Medical is authorized to issue 25,000,000 shares of common stock. There are 9,000,000 shares of common stock issued and outstanding at June 30, 2002. The Distribution has no direct impact on the number of shares issued and outstanding, although Global Medical will issue 600,000 shares of its common stock to eSAFETYWORLD prior to the Distribution. Global Medical will have 9,600,000 shares outstanding at the time of the Distribution. The holders of Global Medical common stock:

o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of its affairs;

o do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

o are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

         Global Medical declared a 3.6-for-1 stock split effective May 31, 1999. All share and per share amounts disclosed in this prospectus give retroactive effect to this stock split.

Authorized but Unissued Capital Stock

         Nevada law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of Nasdaq, which would apply only if Global Medical's common stock were listed on Nasdaq, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of Global Medical, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

         One of the effects of the existence of unissued and unreserved common stock may be to enable the board of directors of Global Medical to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Global Medical by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Global Medical's management and possibly deprive the stockholders of opportunities to sell their shares of Global Medical common stock at prices higher than prevailing market prices.

No Preemptive Rights

         No holder of any class of stock of Global Medical authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of Global Medical of any kind or class.

Stockholder Matters

         As a Nevada corporation, Global Medical is subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law create rights that might be deemed material to stockholders. Other provisions might delay or make more difficult acquisitions of Global Medical's stock or changes in control or might also have the effect of preventing changes in management or might make it more difficult to accomplish transactions that some of stockholders may believe to be in their best interests.

Dissenters' Rights. Among the rights granted under Nevada law which might be considered material is the right for stockholders to dissent from certain corporate actions and obtain payment for their shares (see Nevada Revised Statutes ("NRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if stockholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

         A stockholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the stockholder are part of a class of shares which are

|X|      listed on a national securities exchange,

|X| included in the national market system by the National Association of Securities Dealers, or

|X|      held of record by not less than 2,000 holders.

This exception notwithstanding, a stockholder will still have a right of dissent if it is provided for in the articles of incorporation or if the stockholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Nevada law also specifies that stockholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a stockholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Stockholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

|X|      the articles of incorporation, and all amendments thereto,

|X|      bylaws and all amendments thereto; and

|X| a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively. In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority stockholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 stockholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While Global Medical does not yet have the required number of stockholders in Nevada or elsewhere, it is possible that it will reach these numbers following the Distribution and, accordingly, these provisions will become applicable. Global Medical does not intend to notify stockholders when it has reached the number of stockholders specified under these provisions of Nevada law.

         Stockholders can learn this information pursuant to the inspection rights described above and can see the approximate number of stockholders by checking under Item 5 of our annual reports on Form 10-KSB. This form is filed with the Securities and Exchange Commission within 90 days of the close of each fiscal year following the effectiveness of this registration statement. You can view these and other filings at www.sec.gov in the "EDGAR" database.

         Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested stockholders at a special stockholders' meeting held upon the request and at the expense of the acquiring person. If the acquiring person's shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An "acquiring person" means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. "Controlling interest" means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of shares in the election of directors. Voting rights must be given by a majority of disinterested stockholders as each threshold is reached or exceeded. "Control shares" means the company's outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

         These Nevada statutes do not apply if a company's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

         According to NRS 78.378, the provisions referred to above will not restrict directors from taking action to protect the interests of Global Medical and its stockholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or stockholders from including stricter requirements in our articles of incorporation or bylaws relating to the acquisition of a controlling interest in Global Medical.

         Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

Certain Business Combinations. Sections 78.411 to 78.444 of the Nevada law may restrict Global Medical's ability to engage in a wide variety of transactions with an "interested stockholder." As was discussed above in connection with NRS
78.378 to 78.3793, these provisions could be considered material to stockholders, particularly to minority stockholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under Section 12 of the 1934 Securities Exchange Act, unless the company's articles of incorporation provide otherwise. By this registration statement, we are registering our common stock under Section 12 of the Exchange Act. Accordingly, upon the effectiveness of this registration statement on Form SB-2, we will be subject to these statutes as our articles of incorporation do not exempt us from them.

         These provisions of Nevada law prohibit us from engaging in any "combination" with an interested stockholder for three years after the interested stockholder acquired the shares that cause him to become an interested stockholder, unless he had prior approval of our board of directors. The term "combination" is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested stockholder may proceed after the three-year period only if the stockholder receives approval from a majority of disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders. An "interested stockholder" is defined in NSR 78.423 as someone who is either:

|X| the beneficial owner, directly or indirectly, of 10% or more of the voting power of outstanding voting shares; or

|X| our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Directors' Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and stockholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Amendments to Bylaws Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our stockholders and the ability of any stockholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Indemnification and Limitation of Liability for Directors and Officers

         The Global Medical Certificate of Incorporation, as amended, provides that Global Medical shall indemnify directors and officers to the fullest extent permitted by the laws of the state of Nevada. The Global Medical Certificate of Incorporation, as amended, also provides that a director of Global Medical shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from liability or limitation thereof is not permitted under Nevada law as the law exists or may be amended in the future.

         Global Medical has been advised that, in the opinion of the Securities and Exchange Commission, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by it of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, is asserted by a director, officer or controlling person in connection with the securities being registered, Global Medical will submit the question of whether indemnification by it is against public policy to an appropriate court and will be governed by the final adjudication of the case.

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is or may be sought.

Transfer Agent

         Standard Registrar & Transfer Company, Inc. has been appointed as the transfer agent and registrar for Global Medical's common stock effective with the Distribution. The transfer agent's address is 12528 South 1840 East, Draper, Utah 84020, and its telephone number is 801-571-8844.

             SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information known to it regarding beneficial ownership of Global Medical's common stock at the date of this prospectus by each person known by it to own, directly or beneficially, more than 5% of Global Medical's common stock, each of Global Medical's directors, and all of Global Medical's officers and directors as a group. Except as otherwise indicated, Global Medical believes that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole investment and voting power over the shares:

                Name                  Number of Shares(1)       Percent Held

Walter P. Scholler(2) (3) ........          8,980,000                99.8%
Gordon Grado(2) ..................             10,000                 0.1
Steven Abrams(2) .................             10,000                 0.1
eSAFETYWORLD, Inc.(4) ............            600,000                 6.25

Directors  and  officers  as a group
(3 persons)(2) ...................          9,000,000               100.0%

(1) The table does not give effect to 600,000 shares issuable to eSAFETYWORLD in consideration for consulting services. The board of directors of eSAFETYWORLD will have voting control over the shares to be held by eSAFETYWORLD. eSAFETYWORLD now intends to distribute those 600,000 shares to its stockholders. eSAFETYWORLD's address is 80 Orville Drive, Bohemia, NY 11716.
(2) The address for all officers and directors is 16553 Turquoise Trail, Weston, FL 33331.
(3) Includes 130,000 shares held by Karen Scholler, the wife of Walter P. Scholler. Mr. Scholler is considered beneficial owner of those shares.
(4) These shares are issuable upon the effectiveness of this registration statement.

                              SELLING STOCKHOLDERS

         This prospectus relates to the resale of 600,000 shares of Global Medical common stock by the selling stockholders. The following table provides certain information concerning the resale of shares of common stock by the selling stockholders and assumes that all shares offered by the selling stockholders will be sold. Global Medical will not receive any proceeds from the resale of the common stock by the selling stockholders.

                                                      Common Stock
                                         ---------------------------------------
                                         Beneficially              Beneficially
                                         Owned Before               Owned After
                                           Offering                   Offering
                                         -------------   Number   --------------
               Selling Stockholder (1)  Number Percent to be Sold Number Percent
               -----------------------  ------ ------- ---------- ------ -------

eSAFETYWORLD............................600,000  6.25%              -0-    -0-
Edward A. Heil                                           88,600     -0-    -0-
R. Bret Jenkins                                          66,000     -0-    -0-
James Brownfiel                                          14,700     -0-    -0-
Claire A. Heil                                           14,700     -0-    -0-
Steven  W. Schuster                                      20,000     -0-    -0-
Bridget C. Owens                                         10,000     -0-    -0-
eSAFETYWORLD shareholders                               386,000     -0-    -0-
                                                       ---------
     Total..............................                600,000
                                                       =========


     (1) eSAFETYWORLD's address and the address for all eSAFETYWORLD officers and directors is 80 Orville Drive, Bohemia, New York.

                                 PLAN OF RESALE

         The selling stockholders may from time to time offer any or all of their shares in one or more of the following transactions (which may include block transactions):

o        in the over-the-counter market;

o        through short sales of shares;

o        in negotiated transactions other than in such markets;

o        by pledge to secure debts and other obligations;

o in connection with the writing of nontraded and exchange-traded put and call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

o        in any combination of any of the above transactions.

         The selling stockholders may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price ranging from $.25 to $.75 per share until a trading market develops in the Global Medical common stock, at which time the selling stockholder may sell shares at market prices prevailing at the time of sale or at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The fixed price range was determined by the selling stockholders and is not necessarily based on any objective criteria of value. The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The selling stockholders may compensate broker-dealers in the form of usual and customary commissions, discounts or selling concessions. The broker-dealers may also receive compensation in the form of commissions or mark-ups from any purchaser of the shares for whom the broker-dealers act as agent or to whom it sells as a principal.

         The selling stockholders may also resell all or a portion of its shares in open market transactions in reliance on Rule 144 under the Securities Act, as long as it meets the criteria and complies with the requirements of that rule.

         The selling stockholders specifically identified above have advised Global Medical that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and Global Medical does not intend to enter into any arrangement with any underwriter or coordinating broker-dealer with respect to sales of the shares by the selling stockholders.

         The selling stockholders and any broker-dealers that participate in the distribution of their shares are deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling stockholders will be required to comply with the prospectus delivery requirements of the Securities Act and applicable provisions of and regulations under the Exchange Act that may limit the timing of sales of shares.

         Global Medical is required to pay all costs, expenses and fees incident to the registration of the shares, excluding fees and disbursements of counsel, to the selling stockholders, and the selling stockholders are required to pay any brokerage commissions or similar selling expenses incurred by them in connection with the sales of their shares.

         As used in this prospectus, "selling stockholders" includes donees, pledges, transferees or other successors-in-interest who are selling shares they received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other nonsale-related transfer.

         Upon being notified by a selling stockholder that the selling stockholder has entered into a material arrangement with a broker-dealer for the sale of the selling stockholder's shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act, disclosing certain information about the arrangement and the sale of the shares involved. In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Arrangements

         On September 28, 2000, Global Medical engaged eSAFETYWORLD and an affiliated venture, EB Consulting, to provide Global Medical with strategic planning and management consulting services as well as administrative support services. Global Medical had agreed to pay eSAFETYWORLD and EB Consulting aggregate fees of $400,000, which at Global Medical's option could be satisfied by the issuance of an aggregate of 950,000 shares of Global Medical's common stock. In February 2001, Global Medical elected to issue the shares of common stock.

         In September 2001, Global Medical and eSAFETYWORLD rescinded their consulting agreement, eSAFETYWORLD returned the 600,000 shares of Global Medical common stock, and the two parties entered into a revised consulting agreement covering substantially the same services. The agreement gave Global Medical the option of satisfying the fee with a one-time payment of $300,000 in cash or through the issuance of 600,000 shares of its common stock. In the event that Global Medical opted to issue shares of common stock for compensation to eSAFETYWORLD to satisfy the obligations under the new consulting agreement, it agreed to register such common stock under the Securities Act of 1933 on Form SB-2 or S-1 prior to the issuance of the shares. Global Medical also agreed to distribute the 600,000 shares that had already been earned to eSAFETYWORLD within 24 hours after the applicable registration statement becomes effective.

Global Medical advised eSAFETYWORLD that it will opt to issue shares. The new agreement expired on October 31, 2001. We did not take advantage of the full range of resources that eSAFETYWORLD offered because of the early stage of our development. As a result, eSAFETYWORLD provided us with business advice and served as a sounding board for our questions. eSAFETYWORLD also assisted us in the preparation of this registration statement and introduced us to other professionals involved in the preparation process. We did not avail ourselves of any Internet and only minor administrative services that were available under the agreement. As previously indicated, this agreement expired on October 31, 2001, and no agreement is currently in effect or contemplated between eSAFETYWORLD and us.

         In September 2001, Global Medical negotiated the cancellation of its agreement with EB Consulting, and the shares issuable under that agreement were cancelled. EB Consulting holds none of Global Medical's shares and has no rights to receive any of its shares in the future. The agreement with EB Consulting was terminated because the period of time necessary for Global Medical to implement its business strategy proved to be longer than initially anticipated. As a development stage company, Global Medical was not likely to benefit materially from EB Consulting's services. Both parties recognized that fact and agreed to rescind the agreement.

Amounts Due to Walter P. Scholler

         As of May 31, 2002, Global Medical has accrued $30,000 for reimbursement of expenses incurred by and fees due its president, Mr. Scholler. Reimbursement of such expenditures and fees has been approved by the board of directors. In addition, as of May 31, 2002, Global Medical has accrued $100,000 of salary and $7,500 in car allowance owed to Mr. Scholler under the terms of his employment agreement.

         Mr. Scholler, who holds approximately 99% of Global Medical's outstanding shares, is considered a promoter. Global Medical has no obligations to Mr. Scholler except as disclosed in this prospectus.

                                  LEGAL MATTERS

         Stephen B. Schneer, LLC, New York, counsel to Global Medical, has rendered an opinion that the common stock of Global Medical to be distributed to the stockholders of eSAFETYWORLD is legally issued, fully paid and nonassessable under New York law.

                                     EXPERTS

         The financial statements of Global Medical as of May 31, 2002 and each of the two fiscal years then ended and the cumulative period from March 9, 1998 (date of inception) to May 31, 2002, have been audited by Sherb & Co., LLP, Certified Public Accountants, as stated in its report appearing herein, and have been included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         Global Medical has filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the shares of Global Medical common stock to be received by the stockholders of eSAFETYWORLD in the Distribution. This document does not contain all of the information set forth in the registration statement on Form SB-2 and the exhibits thereof, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the registration statement, reference is made to that exhibit and each statement shall be deemed qualified in its entirety by that reference. The registration statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC as follows:

o at the public reference room of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,Washington, D.C. 20549;

o by writing to the Securities and Exchange Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W.,Washington, D.C. 20549;

o from the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, which contains reports, proxy documents and other information regarding issuers that file electronically with the Securities and Exchange Commission.

Reports of Global Medical

         After the Distribution, Global Medical will be required to comply with the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, to file reports, proxy statements and other information with the Securities and Exchange Commission.

         After the Distribution, the reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Securities and Exchange Commission listed above and obtained by mail from the Securities and Exchange Commission as described above.

         Additionally, Global Medical will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                          INDEX TO FINANCIAL STATEMENTS



                                                                         Page
                                                                        number
                                                                       --------

AUDITED FINANCIAL STATEMENTS

Independent auditors' report                                              F-1

Balance sheet at May 31, 2002                                             F-2

Statements of operations for the years ended
May 31, 2002 and 2001 and cumulative period
from March 9, 1998 (date of inception) to May 31, 2002                    F-3

Statement of stockholders' deficiency for the period
from March 9, 1998 (date of inception) to May 31, 2002                    F-4

Statements of cash flows for the years ended May 31, 2002
and 2001 and cumulative period from
March 9, 1998  (date of inception) to May 31, 2002                        F-5

Notes to financial statements                                           F-6-F-10

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Global Medical Holdings, Inc.
(A Development Stage Company)
Weston, Florida

We have audited the accompanying balance sheet of Global Medical Holdings, Inc. (a development stage company) (the "Company") as of May 31, 2002 and the related statements of operations, stockholders' deficit and cash flows for each of the years ended May 31, 2002 and 2001 and cumulative period from March 9, 1998 (date of inception) to May 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2002 and the results of its operations and cash flows for the years ended May 31, 2002 and 2001 and cumulative period from March 9, 1998 (date of inception) to May 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred losses from operations and has no established source of revenue or financing which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                         /s/ Sherb & Co., LLP
                                                         ---------------------
                                                         Sherb & Co., LLP


Boca Raton, Florida
August 9, 2002

                                       F-1                                    42

                          GLOBAL MEDICAL HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                  MAY 31, 2002



                                     ASSETS


Total                                                         $   -
                                                               =======


                    LIABILITIES AND STOCKHOLDERS' DEFICIT


Current liabilities:
 Due to eSAFETYWORLD, Inc.                                    $300,000
 Due to officer                                                137,500
 Accrued expenses                                               24,500
                                                               -------
    Total current liabilities                                  462,000
                                                               -------


Stockholders' deficit:
 Common stock - $.001 par value, 25,000,000 shares
  authorized, 9,000,000 shares issued and
  outstanding                                                    9,000
 Deficit accumulated during the development stage             (471,000)
                                                               -------
    Total stockholders' deficit                               (462,000)
                                                               -------
Total liabilities and stockholders' deficit                   $   -
                                                               =======





                        See notes to financial statements

                                       F-2                                    43

                          GLOBAL MEDICAL HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS




                                                            Cumulative period
                               For the          For the     from March 9, 1998
                                year             year      (date of inception)
                             ended May 31,   ended May 31,   to May 31, 2002
                                2001            2002
                             ------------   -------------- ---------------------

Income                       $    -         $      -          $    -
                              --------       ----------        ----------

Expenses:
 Selling, general and
  administrative expenses      207,776          254,224         471,000
                              --------       ----------        ----------
Total expenses                 207,776          254,224         471,000
                              --------       ----------        ----------
Loss before provision for
 income taxes                 (207,776)        (254,224)       (471,000)

Provision for income taxes        -                -               -
                              --------       ----------        ----------

Net loss                     $(207,776)     $  (254,224)       $(471,000)
                              ========       ==========        ==========


Basic and Fully Diluted:
 Net loss per common share   $    (.02)     $      (.03)
                              ========       ==========


Weighted average number of
 common shares outstanding    9,237,500       9,000,000
                             ===========    ===========







                        See notes to financial statements

                                       F-3                                    44

                          GLOBAL MEDICAL HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF STOCKHOLDERS' DEFICIT
      FOR THE PERIOD FROM MARCH 9, 1998 (DATE OF INCEPTION) TO MAY 31, 2002




                                                         Deficit
                                                        Accumulated
                               Common Stock  Additional   during
                               ------------   Paid-in   Development
                             Shares   Amount  Capital    Stage         Total
                            --------- ------ ---------- ----------- ------------
Issuance   of  common
 stock upon capitalization
 of company at $.001
 per share (March 9, 1998)  9,000,000 $ 9,000 $      -   $     -    $   9,000

Net  loss  from  date  of
 inception (March 9, 1998)
 to May 31, 1999                                            (9,000)    (9,000)
                            --------- ------- --------- ----------- ------------
Balances at May 31, 1999    9,000,000   9,000        -      (9,000)         -

Net loss for the year
 ended May 31, 2000                 -       -        -           -          -
                            --------- ------- --------- ----------- ------------
Balances at May 31, 2000    9,000,000   9,000        -      (9,000)         -

Issuance   of   common
 stock in connection with
 consulting agreements at
 $.42 per share
 (February 2001)              950,000     950  399,050                400,000

Net loss for the year
 ended May 31, 2001                                       (207,776)  (207,776)
                            --------- ------- -------- ------------ ------------
Balances at May 31, 2001    9,950,000   9,950  399,050    (216,776)   192,224

Impact of  rescission
 and amendment of
 consulting agreements       (950,000)  (950) (399,050)              (400,000)

Net loss for the year
 ended May 31, 2002                                       (254,224)  (254,224)
                            --------- ------- -------- ------------ ------------
Balances at May 31, 2002    9,000,000 $9,000  $      -   $(471,000) $(462,000)
                            ========= ======= ======== ============ ============



                        See notes to financial statements

                                       F-4                                    45

                          GLOBAL MEDICAL HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
    FOR THE TWO YEARS ENDED MAY 31, 2002 AND 2001 AND CUMULATIVE PERIOD FROM
                MARCH 9, 1998 (DATE OF INCEPTION) TO MAY 31, 2002



                                                               Cumulative Period
                                                               from March 9,1998
                                                                  (inception)
                                         Year ended May 31,     to May 31, 2002
                                         2001          2002
                                         ----          ----    -----------------

Cash flows from operating activities:
 Net(loss)                            $ (207,776) $ (254,224)       $  (471,000)
Adjustments to reconcile net (loss)
 to net cash used for operating
 activities:
Amortization of deferred assets
                                         177,776     122,224            300,000
Increase in:
Due to officer and accrued liabilities    30,000     132,000            162,000
                                      ----------- -----------        -----------
Net cash used in operating activities          -           -             (9,000)
                                      ----------- -----------        -----------

Cash flows from financing activities:
Proceeds from initial capitalization
of company                                     -           -              9,000
                                       ---------- -----------        -----------
Net cash provided by financing
activities                                     -           -              9,000
                                       ---------- -----------        -----------


Net increase (decrease) in cash                -           -                  -

Cash, beginning of period                      -           -                  -
                                       ---------- -----------         ----------

Cash, end of period                    $       -  $        -          $       -
                                       ========== ===========         ==========

Supplemental disclosure of non-cash
 flow information: Cash paid during
 the year for:
Interest                               $       -  $      -            $       -
                                       ========== ===========         ==========
Income taxes                           $       -  $      -            $       -
                                       ========== ===========         ==========


                       See notes to financial statements.

                                       F-5                                    46

                          GLOBAL MEDICAL HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1     -      ORGANIZATION

                  Global Medical Holding, Inc. (the "Company") was incorporated in the State of Nevada on March 9, 1998.

                  The purpose of the Company is to manage medical practices and to develop and manage outpatient stereotactic radiosurgery and oncology centers. Its goal is to become a leading independent operator of outpatient radiosurgery and oncology centers in the United States, although no assurances can be given that it will achieve that goal.

NOTE 2       -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            a)    Basis of presentation
                  ---------------------

                  The Company is considered to be a development stage company as of May 31, 2002 since planned principal operations have not yet commenced.

            b)    Cash and cash equivalents
                  -------------------------

                  The Company considers highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

           c)     Income taxes
                  ------------

                  The Company accounts for income taxes in accordance with the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the respective periods' taxable income for federal, state and foreign income tax reporting purposes.

                                       F-6                                    47

            d)    Earnings per share
                  ------------------

                  Earnings per share is computed pursuant to Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Basic earnings pershare is computed as net income(loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible debt. As the Company has no options, warrants or convertible debt outstanding as of May 31, 2002 and for all periods presented, diluted earnings per share is the same as basic earnings per share.

          e)      Use of estimates
                  ----------------

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           f)     Fair value disclosure at May 31, 2002
                  -------------------------------------

                  The carrying value of due to officers is a reasonable estimate of their fair value.

              g)  Stock Options and Warrants
                  --------------------------
                  As permitted by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS No. 123"), the Company has elected to measure and record compensation cost relative to employee stock option and warrant costs in accordance with Accounting Principles Board (`APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations and will make pro forma disclosures of net income and earnings per share as if the fair value method of valuing stock options and warrants had been applied. Under APB Opinion 25, compensation cost is recognized for stock options and warrants granted to employees when the option or warrant price is less than the market price of the underlying common stock on the date of grant.

              h)  Effect of new accounting standards
                  ----------------------------------

                  The Company does not believe that any recently issued accounting standards, not yet adopted by the Company, will have a material impact on its financial position and results of operations when adopted.

                                       F-7                                    48

NOTE 3     -     GOING CONCERN

                 The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established revenues sufficient to cover its operating costs and allow it to continue as a going concern. It is the intent of the Company to seek financing as needed from a variety of sources, although there are no assurances that such financing will be available when needed.

NOTE 4     -     PROVISION FOR INCOME TAX

                 Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the financial statement and tax bases of assets and liabilities for financial statement and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax return consequences of these temporary differences, which will either be taxable or deductible in the year when the assets or liabilities are recovered or settled. Accordingly, measurement of the deferred tax assets and liabilities attributable to the book-tax basis differentials are computed by the Company at a rate of approximately 15% for federal and 9% for state.

                 The only material tax effect of significant items comprising the Company's current deferred tax assets as of May 31, 2002 is the Company's net operating losses ("NOLs") which amounted to approximately $471,000. The deferred tax asset associated with the Company's NOLs amounted to approximately $164,000 as of May 31, 2002.

                  The Company has recorded a 100% valuation allowance for the deferred tax asset since management could not determine that it was "more likely than not" that the deferred tax asset would be realized in the future. The Company's NOL's amounting to approximately $471,000 will expire between the years 2014 - 2017, if not utilized.

NOTE 5     -      STOCKHOLDERS' EQUITY

           a)     Common stock
                  ------------

                  The Company was organized during March 1998 by issuing an aggregate of 9,000,000 shares of its $.001 par value common stock to its founding stockholders for $9,000. The holders of the Company's common stock: (i) have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

                                       F-8                                    49

                  (ii) are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and (iv) are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

           b)     Stock incentive plan
                  --------------------

                  The Company has a stock incentive plan expires ten years from May 31, 2001, the date adopted, and enables it to grant incentive stock options, nonqualified options and stock appreciation rights for up to an aggregate of 1,500,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant (110% of fair market value for ten percent or more stockholders). Other options and SARs may be granted on terms determined by the board of directors or a committee of the board of directors. No options or other awards have been granted as of May 31, 2002.

           c)     Consulting agreements
                  ---------------------

                  In September 2000, the Company signed consulting agreements with two entities, eSAFETYWORLD, Inc. ("eSAFETYWORLD") and an entity affiliated with eSAFETYWORLD, EB Consulting, under which those entities agreed to provide certain consulting services to the Company. The Company had the option to pay for these services through the issuance of an aggregate of 950,000 shares of its common stock or payment of cash in the aggregate amount of $400,000. The agreements were for an 18-month period. The Company elected to issue the shares in February 2001 and determined the fair value of the issuance based on the negotiated cost of the services to be received. The cost of the services were amortized over the terms of the agreements on a straight-line basis.

                  In September 2001, the Company and eSAFETYWORLD rescinded their consulting agreement, eSAFETYWORLD returned 600,000 shares of the Company's common stock and the two parties entered into a new consulting agreement covering substantially the same services. The new agreement gave the Company the option of satisfying the consulting fee with a one-time payment of $300,000 in cash or through the issuance of 600,000 shares of its common stock. In the event that the Company opts to issue shares of common stock for compensation to eSAFETYWORLD to satisfy the obligations under the new consulting agreement, it agreed to register such common stock under the Securities Act of 1933 on Form SB-2 or S-1 prior to the issuance of the shares. It also agreed to distribute the 600,000 shares that have already been earned to eSAFETYWORLD within 24 hours after the applicable registration statement

                                       F-9                                    50
                  becomes effective. The Company advised eSAFETYWORLD that it will issue the 600,000 shares of common stock to satisfy fully the Company's obligation to eSAFETYWORLD. The new agreement expired on October 31, 2001. Therefore, no agreement is now in effect and the liability due to eSAFETYWORLD reflected on the accompanying balance sheet represents the amount due under the expired consulting agreement and will be settled by the issuance of shares.

                  In September 2001, the Company negotiated the rescission of its agreement with EB Consulting and the 350,000 shares of common stock issuable under that agreement were canceled. EB Consulting had not completed any projects under the agreement that has been rescinded and has no further obligations to do so.


NOTE 6     -      RELATED PARTY TRANSACTIONS

           a)     Due to officer
                  --------------

                  The Company has accrued $30,000 for reimbursement of expenses incurred by and fees due its president. Reimbursement of such expenditures and fees has been approved by the Board of Directors.

           b)     Employment agreement
                  --------------------

                  The Company has entered into a five-year employment agreement with its president, Walter P. Scholler, commencing July 1, 2001 under which it has agreed to pay him an annual salary of $120,000 during the first two years and $130,000 thereafter, payable every two weeks. Salary payments shall be subject to withholding and other applicable taxes. The Company has also agreed to provide Mr. Scholler with a car allowance of $750 per month and a medical insurance plan. If, at any time during the term of this agreement, the Company has insufficient funds to pay Mr. Scholler on a scheduled pay date, the amount not paid will be accrued and paid to him when it has sufficient funds to do so. The Company has accrued $107,500 in amounts due to its president under the terms of the employment agreement at May 31, 2002.

                                       F-10                                   51

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 22.  Indemnification of Directors and Officers

         The Company has a provision in its charter, bylaws or other contracts providing for indemnification of its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 23.  Other Expenses of Issuance and Distribution

         Estimated expenses payable by the registrant in connection with the registration and distribution of the common stock registered hereby are as follows:

                  -------------------------------------------------
                  SEC filing fee                        $    198.20
                  Accounting fees                         12,500.00
                  Other                                   10,501.80
                                                        -----------

                  Total                                  $24,000.00
                                                        ===========
                  -------------------------------------------------

Item 24.  Recent Sales of Unregistered Securities

         During the three years preceding the filing of this registration statement, registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

         In March 1998, 9,000,000 shares of common stock, after giving effect to all subsequent stock splits, were issued and sold for $9,000, or $0.001 per share, to four founding individuals, Walter P. Scholler (8,850,000 shares), Karen Scholler (130,000 shares), Dr. Steven Abrams (10,000 shares), and Dr. Gordon Grado (10,000 shares), as founders.

         In February 2001, 950,000 shares of common stock were issued for consulting services to eSAFETYWORLD, Inc. and EB Consulting. The services provide by EB Consulting were valued at $100,000, or $0.35 per share, and the services of eSAFETYWORLD were valued at $300,000, or $0.50 per share. This transaction with the registrant was negotiated in face-to-face discussions between executives of registrant and executives of the consultants. Registrant provided consultant with business and financial information. Consultants had an opportunity to ask questions of and receive answers from executive officers of registrant and were provided with access to registrant's documents and records in order to verify the information provided. Because of the sophistication, education, business acumen, financial resources and position, the consultants had an equal or superior bargaining position in their dealings with registrant. The securities bear a restrictive legend. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid. In September 2001, registrant and eSAFETYWORLD rescinded their consulting agreement, and eSAFETYWORLD returned the 600,000 shares of registrant's common stock. On September 10, 2001, eSAFETYWORLD and the registrant entered into a new consulting agreement that expired on October 31, 2001. Registrant had the option of paying the cash or issuing 600,000 shares of its common stock. To satisfy the obligations under the new consulting agreement, registrant agreed to register such common stock under the Securities Act of 1933, as amended, on Form SB-2 or S-1 prior to the issuance of the shares. Registrant also agreed to distribute the 600,000 shares to eSAFETYWORLD within 24 hours after the applicable registration statement becomes effective. Registrant has advised eSAFETYWORLD that it will opt to issue shares. This new transaction with the Registrant was negotiated in face-to-face discussions between executives of Registrant and executives of the consultant. Registrant provided consultant with updated business and financial information. Consultant had an opportunity to ask questions of and receive answers from executive officers of registrant and was provided with access to registrant's documents and records in order to verify the information provided. Because of the sophistication, education, business acumen, financial resources and position, the consultant had an equal or superior bargaining position in its dealings with registrant. No underwriter participated in the foregoing transaction, and no underwriting discounts or commissions were paid.

         In September 2001, registrant negotiated the cancellation of its agreement with EB Consulting and the shares issuable under that agreement were cancelled.

         The foregoing issuances and sales of securities were effected in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

         Registrant effected a 3.6-for-1 forward stock split of its common stock, effective for holders of record on May 31, 1999. This increased its issued and outstanding shares to 9,000,000 shares, without the payment of any commission or other remuneration, in reliance on the exemption from registration provided in Section 3(a)(9) under the Securities Act of 1933, as amended.

Item 25.  Exhibits.

         The following exhibits can be found as exhibits to the filings listed.

           SEC
 Exhibit  Reference
  Number   Number              Title of Document                       Location
--------- ---------  -----------------------------------------------------------

  Item 3.               Articles of Incorporation and
                        Bylaws

     3.01    3          Articles of Incorporation                Incorporated by
                                                                    reference(1)
     3.02    3          Bylaws                                   Incorporated by
                                                                    reference(1)
  Item 4.               Instruments Defining the Rights of
                        Security Holders

     4.01    4          Specimen stock certificate               Incorporated by
                                                                    reference(1)
  Item 5.               Opinion re: Legality

     5.01    5          Opinion of Stephen B. Schneer LLC*       Incorporated by
                                                                    reference(1)
  Item 10.              Material Contracts

    10.01   10          Consulting Agreement with eSAFETYWORLD,  Incorporated by
                        Inc. dated                                  reference(1)
                        [____________]

    10.02   10          Consulting Agreement with EB Consulting  Incorporated by
                        dated                                       reference(1)
                        [____________]

    10.03   10          Employment Agreement with Walter P.      Incorporated by
                        Scholler dated                              reference(1)
                        [____________]

    10.04   10          Stock Option Plan dated                  Incorporated by
                        [____________]                              reference(1)

    10.05   10          New Consulting Agreement with            Incorporated by
                        eSAFETYWORLD, Inc. dated                    reference(1)
                        [____________]

    10.06   10          Rescission Agreement dated               Incorporated by
                        [____________]                              reference(1)

  Item 22.               Published Report Regarding Matters
                         Submitted to Vote

    22.01   22           Consent of Sherb & Co., LLP

  Item 23.               Consent of Experts and Counsel

    23.01   23           Consent of Stephen B. Schneer LLC
                         (included in Exhibit 5.01)*
  Item 99.               Additional Exhibits

    99.01   99           Letter to Stockholders*                 Incorporated by
                                                                    reference(1)

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* To be filed by amendment.
(1)  Incorporated by reference from Form SB-2 filed on [___________________].

Item 26.  Undertakings.

         Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Securities and Exchange Commission hereto before or hereafter duly adopted pursuant to authority conferred in that section.

         Registrant further undertakes:

         (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant is registering securities under Rule 415 of the Securities Act and will:
1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     i.  Include any prospectus required by section 10(a)(3) of the Securities
         Act;                               ----------------


    ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   iii. Include any additional or changed material information on the plan of distribution.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Weston, State of Florida, on the ____ day of August, 2002.


                                               GLOBAL MEDICAL, HOLDINGS, INC.


                                                By
                                                --------------------------------
                                                   Walter P. Scholler, President


         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities and on the date indicated:

Signature                          Title                     Date

/s/Walter P. Scholler              Director                  September 10, 2002
   ------------------
   Walter P. Scholler


/s/Steven Abrams                   Director                  September 10, 2002
   ------------------
   Steven Abrams


/s/Gordon Grado                    Director                  September 10, 2002
   ------------------
   Gordon Grado

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